SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Edgewater Technology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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EDGEWATER TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 11, 2008

NOTICE AND PROXY STATEMENT

April 23, 2008

Dear Edgewater Technology, Inc. Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the Edgewater Technology, Inc. (“Edgewater” or the “Company) 2008 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., Eastern Standard Time on June 11, 2008, at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128.

At the meeting, you and the other stockholders will be asked to vote upon the following:

•	To elect eight directors to the Edgewater Technology, Inc. Board of Directors;

•	To approve the proposed Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan (the “2008 ESPP Plan”);

•	To approve the proposed Edgewater Technology, Inc. 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”);

•	To approve the proposed Edgewater Technology, Inc. 2008 Interim Incentive Plan (the “2008 Interim Plan”); and

•

To ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors and the Board of Directors as independent auditors to audit the accounts of Edgewater Technology, Inc. for the fiscal year ending December 31, 2008.

If both the 2008 Omnibus Plan and 2008 Interim Plan are approved, the Company will only utilize the 2008 Omnibus Plan and will terminate the 2008 Interim Plan. If only one of the 2008 Omnibus Plan or the 2008 Interim Plan is approved, the Company will utilize the plan that is approved.

As of April 7, 2008, the Company had 13,378,660 shares of common stock outstanding. You will find other detailed information about Edgewater Technology, Inc. and its operations, including its audited financial statements, in the enclosed 2007 Annual Report to Stockholders. We hope you can join us on June 11, 2008.

Whether or not you can attend the meeting, please read the enclosed Proxy Statement. When you have done so, please mark your vote on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed pre-addressed, postage paid envelope. Alternatively, you may cast your vote by telephone, or through the Internet. Instructions for voting by telephone or through the Internet are included with your proxy. Your vote is important. Please act promptly by voting your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card.

Thank you for your continued interest in Edgewater Technology, Inc. We look forward to seeing you at the meeting.

Sincerely,

Shirley Singleton
Chairman, President and Chief Executive Officer

20 Harvard Mill Square • Wakefield, MA 01880 • Tel: 781-246-3343 • Fax: 781-246-5903

ir@edgewater.com • www.edgewater.com

EDGEWATER TECHNOLOGY, INC.

20 Harvard Mill Square

Wakefield, Massachusetts 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 11, 2008

To the Stockholders:

Edgewater Technology, Inc. will hold its Annual Meeting of Stockholders at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128, on June 11, 2008 at 10:00 a.m., Eastern Standard Time.

We are holding this meeting for the following purposes:

•	To elect eight directors to serve until the 2009 Annual Meeting of Stockholders;

•	To approve the proposed Edgewater Technology, Inc. 2008 ESPP Plan;

•	To approve the proposed Edgewater Technology, Inc. 2008 Omnibus Plan;

•	To approve the proposed Edgewater Technology, Inc. 2008 Interim Plan;

•

To ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors and the Board of Directors as independent auditors to audit the accounts of Edgewater Technology, Inc. for the fiscal year ending December 31, 2008; and

•	To transact any other business that may properly come before the Annual Meeting.

If both the 2008 Omnibus Plan and 2008 Interim Plan are approved, the Company will only utilize the 2008 Omnibus Plan and will terminate the Interim Plan. If only one of the 2008 Omnibus Plan or the 2008 Interim Plan is approved, the Company will utilize the plan that is approved.

The Board of Directors selected April 23, 2008 as the record date for determining stockholders entitled to vote at the Annual Meeting. As of April 7, 2008, Edgewater Technology, Inc. had 13,378,660 shares of common stock outstanding. A list of stockholders on that date will be available for inspection at the corporate headquarters of Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts, during normal business hours for the ten-day period prior to the Annual Meeting. Only holders of our common stock as of the close of business on April 23, 2008 are entitled to vote at the Annual Meeting or any adjournment thereof.

This Proxy Statement, Proxy and Edgewater Technology, Inc.’s 2007 Annual Report to Stockholders are being distributed on or about April 28, 2008.

By Order of the Board of Directors,

Kevin R. Rhodes
Corporate Secretary

Wakefield, Massachusetts

April 23, 2008

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

EDGEWATER TECHNOLOGY, INC.

PROXY STATEMENT

i

ii

GENERAL INFORMATION

Annual Meeting Information

This Proxy Statement contains information related to the Annual Meeting of Stockholders of Edgewater Technology, Inc. (the “Company,” “Edgewater” or “Edgewater Technology”) to be held on June 11, 2008, beginning at 10:00 a.m. Eastern Standard Time, at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128, and any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement was prepared under the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to stockholders on or around April 28, 2008.

Q:	Who is soliciting my proxy?

A:	We, the Board of Directors of Edgewater Technology, Inc., are sending you this Proxy Statement in connection with our solicitation of proxies for use at Edgewater’s 2008 Annual Meeting of Stockholders. Certain directors, officers and employees of Edgewater may (without compensation), and The Altman Group, Inc. (our proxy solicitor) will solicit proxies on our behalf by mail, phone, fax, Internet or in person.

Q:	Who is paying for this solicitation?

A:	Edgewater Technology, Inc. will pay for the solicitation of proxies, including The Altman Group, Inc.’s estimated fee of $5,000, plus out-of-pocket expenses. Edgewater Technology, Inc. also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Edgewater common stock.

Q:	What am I voting on?

A:	There are four items scheduled to be voted on at the Annual Meeting:

•	Item 1—The election of Shirley Singleton, Wayne Wilson, Clete T. Brewer, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming, Michael R. Loeb and Barry B. White to the Board of Directors;

•	Item 2—To approve the proposed 2008 ESPP Plan;

•	Item 3—To approve the proposed 2008 Omnibus Plan;

•	Item 4—To approve the proposed 2008 Interim Plan; and

•

Item 5—The ratification of the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors and the Board of Directors as independent accountants to audit the accounts of Edgewater for the fiscal year ending December 31, 2008 (the “Auditor Appointment”).

Q:	Who can vote?

A:	Only those who owned common stock at the close of business on April 23, 2008, the record date for the Annual Meeting (the “Record Date”), can vote. If you beneficially owned common stock on the Record Date, you have one vote per share for each Item up for vote at the Annual Meeting.

Q:	What does “beneficially owned” mean?

A:	Under the Securities and Exchange Commission’s (the “SEC”) definition, “beneficial ownership” of shares means shares over which a person has sole or shared voting or investment power.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the provided postage paid envelope or vote by telephone or through the Internet. If you wish the individuals named as proxies to vote for all of the Items then check the boxes marked “FOR.”

Q:	Can I vote by telephone or electronically?

A:	If you are a registered stockholder (that is, if you have your stock in certificate form or participate in the Edgewater Technology, Inc. 1999 Employee Stock Purchase Plan), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 2:00 a.m. Eastern Standard Time, on June 11, 2008.

Q:	How are votes counted?

A:	You may vote for each of the four proposals as follows:

•	either “FOR” or “WITHHOLD” with respect to each nominee to our Board of Directors specified in Item 1 of this Proxy Statement;

•	“FOR,” “AGAINST” or “ABSTAIN” on the proposed 2008 ESPP Plan specified in Item 2 of this Proxy Statement;

•	“FOR,” “AGAINST” or “ABSTAIN” on the proposed 2008 Omnibus Plan specified in Item 3 of this Proxy Statement;

•	“FOR,” “AGAINST” or “ABSTAIN” on the proposed 2008 Interim Plan specified in Item 4 of this Proxy Statement; and

•	“FOR,” “AGAINST” or “ABSTAIN” the ratification and approval of the Auditor Appointment described in Item 5 of this Proxy Statement.

You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other items. If you “ABSTAIN” from voting on any of Items 2, 3, 4 or 5, it will have the same effect as a vote “AGAINST.” If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the election of the nominees for director; “FOR” the proposed 2008 ESPP Plan; “FOR” the proposed 2008 Omnibus Plan; “FOR” the proposed 2008 Interim Plan; and “FOR” the ratification and approval of the Auditor Appointment. Giving a proxy will not affect your right to vote your shares at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish.

Q:	What happens if I withhold my vote for an individual director?

A:	Withheld votes are counted as “NO” votes for the individual director. If you wish your shares to be voted for some nominees, and not voted for others, then indicate the name(s) of the nominee(s) for whom you are withholding authority to vote by writing the name(s) of such nominee(s) in the space provided in the proxy. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD AUTHORITY.”

Q:	What are broker non-votes and abstentions?

A:	If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated a “broker non-vote”). An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting, although taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.

Q:	How do broker non-votes and abstentions affect the existence of a quorum and the vote required for Items 1, 2, 3, 4 and 5 at the Annual Meeting?

A:

Broker non-votes and abstentions are included in determining the number of shares represented for the purpose of determining whether a quorum is present at a stockholders’ meeting. Because directors will be elected by a plurality of the votes cast (i.e., the eight director nominees receiving the greatest number of votes will be elected) at the Annual Meeting, an abstention would have no effect on the vote concerning the election of directors and thus, is not being offered as a voting option in the election of directors under Item 1. Under Delaware law, broker non-votes are not considered to be a vote cast for any proposal and will not have any impact on the outcome of such proposal. However, abstentions, which are considered to be a vote cast under Delaware law, will have the effect of a negative vote with respect to (1) Items 2, 3 and 4, which require a majority of the shares present in person or represented by proxy and entitled to vote on such matters, and (2) Item 5, which requires the favorable vote of a majority of the Company’s outstanding common shares as of the Record Date.

Q:	Can I change my vote after I return my proxy card?

A:	Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary either written notice of your revocation or a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; however, delivery of a later dated proxy before the polls close at the Annual Meeting will revoke a proxy previously granted.

Q:	What are the Board’s recommendations?

A:	Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” each of the eight nominees to our Board of Directors specified in Item 1 of this Proxy Statement;

•	“FOR” the proposed 2008 ESPP Plan described in Item 2 of this Proxy Statement;

•	“FOR” the proposed 2008 Omnibus Plan described in Item 3 of this Proxy Statement;

•	“FOR” the proposed 2008 Interim Plan described in Item 4 of this Proxy Statement; and

•	“FOR” the ratification and approval of the Auditor Appointment described in Item 5 of this Proxy Statement.

Q:	Why are you requesting approval of both the 2008 Omnibus Plan and the 2008 Interim Plan if you only plan to use one of these plans?

A:	The Board believes that the 2008 Omnibus Plan is in the best interests of Edgewater and recommends that stockholders approve Item 3. However, it is possible that we may not get sufficient votes if stockholders follow the recommendation of certain governance advisors who may not support Item 3. We are nearly out of authorized equity incentive awards currently, and over 70% of our outstanding options will be exercised or will terminate by the end of 2010. We do not want to be in a position where we cannot provide important employee stock-based incentives. Therefore, we are proposing Item 4, approval of the 2008 Interim Plan, in order to give us adequate authorization to award equity incentives through the 2009 Annual Meeting in the event Item 3, the 2008 Omnibus Plan, is not approved by stockholders. We expect that governance advisors will support approval of Item 4. However, since we cannot predict investor reaction to any governance advisor recommendation on Item 3, we request that stockholders vote in favor of Item 4, in addition to voting in favor of Item 3. For a greater description of the reasons in support of these proposals, see “Item 3—Approval of the Proposed 2008 Omnibus Plan,” “Item 4—Approval of the Proposed 2008 Interim Plan” and “Reasons for Presenting Both Item 3 and Item 4 for Stockholder Approval.”

Q:	What constitutes a quorum?

A:	As of April 7, 2008, we had 13,378,660 shares of common stock, $.01 par value (“Common Stock”), outstanding and 2,051 record holders. Each share of our common stock is entitled to one vote per share. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of votes entitled to be cast as of the Record Date, or quorum, are present in person or represented by effective proxies.

Q:	What happens if a quorum is not present?

A:	If a quorum is not present at the scheduled time of the Annual Meeting, then the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of an adjourned meeting, if necessary, would be announced at the time the adjournment is taken and no other notice would be given.

Q:	What is the voting requirement to approve each of the items?

A:	The voting requirement to approve each of the proposals is as follows:

•

With respect to Item 1, Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting. This means that the eight nominees will be elected if they receive more affirmative votes than any other nominees.

•

Item 2, the approval of the proposed 2008 ESPP Plan requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present or represented and entitled to vote at the Annual Meeting. Should such stockholder approval not be obtained, then the proposed 2008 ESPP Plan will not be implemented. Assuming stockholders approve the 2008 ESPP Plan, we expect that the Edgewater Technology, Inc. 1999 ESPP Plan will continue in effect, and stock purchases will continue to be made for the remaining quarterly offering period through September 30, 2008.

•

Item 3, the approval of the 2008 Omnibus Plan requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present or represented and entitled to vote at the Annual Meeting. Should such stockholder approval not be obtained, then the proposed 2008 Omnibus Plan will not be implemented.

•

Item 4, the approval of the 2008 Interim Plan requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present or represented and entitled to vote at the Annual Meeting. Should such stockholder approval not be obtained, then the proposed 2008 Interim Plan will not be implemented.

•	The affirmative vote of a majority of our Company’s outstanding common shares as of the Record Date is required to ratify the Auditor Appointment.

If both the 2008 Omnibus Plan and 2008 Interim Plan are approved, the Company will only utilize the 2008 Omnibus Plan and will terminate the 2008 Interim Plan. If only one of the 2008 Omnibus Plan or the 2008 Interim Plan is approved, the Company will utilize the plan that is approved.

Q:	Can I vote on other matters?

A:	Our Amended and Restated Bylaws limit the matters presented at an Annual Meeting to those in a notice of Annual Meeting and those otherwise properly presented at an Annual Meeting. Since none of our stockholders provided notice for any alternative director nominees or any other business matters during the period of March 7, 2008 to April 6, 2008 (which is the 60-90 day period prior to the first anniversary (i.e. June 6, 2007) of last year’s Annual Meeting) (see the rules concerning proposals set forth in the following Question and Answer), no director nominees or other business matters, other than those included in the Notice of Annual Meeting, may properly come before the Annual Meeting.

Q:	Can I nominate director candidates for election by stockholders or make other stockholder proposals in the future?

A.

For nominations of persons for election to the Board of Directors and other business matters, in each instance, other than those persons listed or matters included in a notice of Annual Meeting, to be properly presented at an Annual Meeting, our Amended and Restated Bylaws require that both of the following conditions be satisfied: (a) the alternative director nominees or other matter(s) must be a proper subject for stockholder action under the Delaware General Corporation Law; and (b) the stockholder must have given timely written notice of the alternative director nominees or other matters to be brought before an Annual Meeting. To be timely, a stockholder’s notice must have been delivered to our Corporate Secretary not less than sixty (60) days, nor more than ninety (90) days prior to the first anniversary of our prior year’s Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare Investor Services, our transfer agent, will tabulate the votes.

Q:	When are 2008 stockholder proposals or other 2008 stockholder business matters due?

A:	To be considered for presentation at our 2009 Annual Meeting of Stockholders, inclusion in the proxy statement and on the proxy card, a stockholder proposal must be received at our offices no later than February 1, 2009. For stockholder proposals or other business matters that may be raised at the 2009 Annual Meeting of Stockholders, but not included in the proxy statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2009 Annual Meeting of Stockholders during the thirty-day period of March 14, 2009 through April 13, 2009, then no business matters, other than those included in the notice of Annual Meeting for the 2009 Annual Meeting of Stockholders, may properly come before the 2009 annual stockholders’ meeting. All proposals and notifications for the 2009 Annual Meeting of Stockholders should be addressed in writing to the attention of Kevin R. Rhodes, Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880 and should satisfy the particular requirements of our Amended and Restated Bylaws.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors (which is sometimes referred to in this Proxy Statement as our “Board”) currently consists of eight persons each of whose term expires at the Annual Meeting. Each of our directors began serving their current term at last year’s Annual Meeting on June 6, 2007.

Consequently, you and the other stockholders will elect eight individuals to serve as directors until the 2009 Annual Meeting of stockholders or until their successors are duly elected and qualified. The individuals named as proxies will vote the enclosed proxy for the election of all nominees listed below, unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board. THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES.

Below are the names and ages of the director nominees, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for Election

Name	Age	Experience
Shirley Singleton	56	Ms. Singleton currently serves as our Chairman, a position she was elected to in July 2005. Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. (“Edgewater Delaware”) in 1992 and served as President of Edgewater Delaware from 1992 until January 2002. Ms. Singleton has served as President and Chief Executive Officer of our Company (the parent company of Edgewater Delaware) from January 2002 to the present. Prior to co-founding Edgewater Delaware, Ms. Singleton held various management positions from 1982 to 1992 at Logica North America and attained the position of Vice President and General Manager of the Northeast region. Ms. Singleton serves on the Board of Trustees for the Mass Technology Leadership Council and the Massachusetts Taxpayer Foundation, on the Foundation Board of Bunker Hill Community College and serves as an Advisory Board member for The Boston Club, an organization for high-achieving senior executive and professional women. Ms. Singleton has served as a Director of our Company since June 2001.

Wayne Wilson	59	Mr. Wilson currently serves as our Lead Independent Director, a position he was elected to in September 2005. Mr. Wilson is a certified public accountant and independent business advisor. From January 1998 to September 2002, Mr. Wilson was President and Chief Operating Officer of PC Connection, Inc., a publicly-traded direct marketer of information technology products and services, having previously served as its Senior Vice President of Finance and Chief Financial Officer and then Chief Operating Officer from August 1995 until January 1998. From 1986 until 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a Director of Hologic, Inc. Mr. Wilson has served as a Director of our Company since May 2003.

Clete T. Brewer	42	Mr. Brewer co-founded our Company in March 1996 and served until September 1999 as our President and Chief Executive Officer. In September 1999, Mr. Brewer became our Chairman and retained his position as our Chief Executive Officer until January 8, 2002 and our Company’s Non-Executive Chairman until May 22, 2002. Mr. Brewer currently is President and a Director of the Georgetown, Texas-based Sport Clips, Inc. and serves on the Dean’s Executive Advisory Board at the Sam Walton College of Business at the University of Arkansas. Mr. Brewer also serves on various private company boards. Mr. Brewer has served as a Director of our Company since March 1996.

Paul E. Flynn	58	Mr. Flynn currently serves as Executive Vice President and Commercial Loan Officer at Danversbank. From 2000 to 2007, Mr. Flynn was an Executive Vice President of RBS Business Capital, a division of Citizens Financial Group. From 1986 to 2000, Mr. Flynn was an Executive Vice President for the United States Trust Company. Prior to his time at the United States Trust Company, Mr. Flynn was a Senior Vice President for Patriot Bank, N.A. from 1981 to 1986. From 1977 to 1981, Mr. Flynn was an Audit Manager with New England Merchants Bank. Mr. Flynn serves as a Director of the Massachusetts Business Development Corporation. Mr. Flynn was elected as a director of our Company in July 2005.

Name	Age	Experience
Paul Guzzi	65	Mr. Guzzi currently serves as the President and Chief Executive Officer of the Greater Boston Chamber of Commerce. From 1995 to 1996, Mr. Guzzi was Vice President of State and Community Affairs for Boston College. Prior to his position at Boston College, Mr. Guzzi was a consultant for Heidrick & Struggles, an international recruitment firm from 1994 to 1995. From 1991 to 1993, Mr. Guzzi served as a Vice President at Data General Corporation. Prior to his position at Data General Corporation, Mr. Guzzi was a Senior Vice President at Wang Laboratories from 1981 to 1991. Mr. Guzzi was a State Representative in the Massachusetts Legislature from 1971 to 1974 and the Massachusetts Secretary of State from 1975 to 1978. Mr. Guzzi serves as a Trustee of the Wang Center for the Performing Arts and is a Director of the Boston Foundation, The Partnership and Blue Cross Blue Shield of Massachusetts. Mr. Guzzi is also a board member of the Partners HealthCare Corporation and serves as an Advisory Board member for The Boston Club. Mr. Guzzi has served as a Director of our Company since April 2004.

Nancy L. Leaming	61	From June 2003 to June 2005, Ms. Leaming was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer since 1998, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including Chief Financial Officer of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of Biogen Idec, Hologic, Inc., the American Red Cross, the Boston Chamber of Commerce and the Massachusetts Taxpayers Foundation. Ms. Leaming joined our board in December 2005.

Michael R. Loeb	52	Mr. Loeb is currently the President and CEO of Loeb Enterprises. Mr. Loeb was the President of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner, and its Chief Executive Officer from 1997 to December 2005. Mr. Loeb has also been a director of the Synapse Group, Inc. since March 1993. Prior to co-founding the Synapse Group, Inc. and becoming its President in 1991, Mr. Loeb had an eight-year career at Time Warner, where he held a number of positions including Consumer Marketing Director for Sports Illustrated and Vice President of Consumer Marketing of Entertainment Weekly. At Time Warner, he also helped introduce SI for Kids. Mr. Loeb was also responsible for starting the direct response division of Deutsch Agency immediately prior to co-founding the Synapse Group, Inc. Mr. Loeb has served as a Director of our Company since April 2000.

Barry B. White	65	A senior partner with the law firm of Foley Hoag, LLP, Mr. White served for over 13 years as its Managing Partner. From 1994 to 1995, Mr. White served as Chairman of Lex Mundi, the world’s largest international association of independent law firms. Currently, Mr. White serves as Secretary, General Counsel, and a member of the Executive Committee of the Greater Boston Chamber of Commerce and in the same positions with Harvard Business School Professor Michael Porter’s Initiative for a Competitive Inner City. He has served as counsel to the Massachusetts Special Commission on Business Tax Policy, and as counsel to a Special Commission on the Decennial Census. Mr. White joined our board in October 2005.

CORPORATE GOVERNANCE

Board and Board Committee Matters

The Board currently consists of eight directors, five of whom are “Independent” directors under the requirements of the NASDAQ Marketplace Rules. As required by the NASDAQ Marketplace Rules and our Company’s Corporate Governance Guidelines, the Board must be comprised of a majority of Independent directors. The Corporate Governance Guidelines and committee charters are reviewed annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. In September 2005, the Board elected Mr. Wilson to serve in the capacity of lead independent director. The lead independent director is responsible for coordinating the activities of the non-management directors, coordinating with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading the Board’s review of the Chief Executive Officer.

The Board currently has, and appoints members to, three standing committees consisting of: (1) the Governance and Nominating Committee; (2) the Compensation Committee; and (3) the Audit Committee. Each member of these Committees is independent as defined by the NASDAQ Marketplace Rules. The Corporate Governance Guidelines of our Company and Charters of each of these Committees are available on the Corporate Governance section of our Company’s website at www.edgewater.com. The current members of the Committees are identified below:

Director	Governance and Nominating	Compensation	Audit
Paul E. Flynn		X	X
Paul Guzzi	X (Chair)
Nancy L. Leaming		X	X
Barry B. White	X	X (Chair)
Wayne Wilson	X	X	X (Chair)

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are directors Guzzi, who chairs the committee, White and Wilson. Each of these directors is Independent under the NASDAQ Marketplace Rules. This Committee’s responsibilities include the selection of potential candidates for the Board and the development and annual review of our Company’s Corporate Governance Guidelines. A copy of our Company’s Corporate Governance Guidelines and the Governance and Nominating Committee Charter are posted on the Company’s website at www.edgewater.com.

Compensation Committee. The current members of the Compensation Committee are directors White, who chairs the committee, Flynn, Leaming and Wilson. Each of these directors is Independent under the NASDAQ Marketplace Rules. This Committee’s responsibilities include the review and approval of executive compensation. A copy of the Compensation Committee Charter is posted on the Company’s website at www.edgewater.com.

Audit Committee. The current members of the Audit Committee are directors Wilson, who chairs the committee, Flynn and Leaming. Each of these directors is Independent under the NASDAQ Marketplace Rules, as well as satisfying the other criteria for audit committee members under the NASDAQ Marketplace Rules. In addition, our board of directors believes that each Audit Committee member satisfies the criteria to be classified as an “Audit Committee Financial Expert” as defined under the new rules of the SEC. This Committee is primarily concerned with the accuracy and effectiveness of the audits of our Company’s financial statements by our independent auditors. Its duties include, among other things: (1) selecting and retaining the independent auditors; (2) reviewing the scope of the audit to be conducted by the independent auditors, as well as the results of their audit; (3) approving non-audit services provided to our Company by the independent auditors; and (4) appraising our financial reporting activities, including our Annual Report on Form 10-K and the accounting standards and principles followed. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.edgewater.com. For more information on the Audit Committee, refer to the “Report of the Audit Committee” included elsewhere herein.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor. Among its other duties, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. See “Audit Fees and Non-Audit Services” included elsewhere herein.

During fiscal 2007, our Board and various Board Committees held the following number of meetings and took the following action by written consent: Board of Directors, six meetings (three of which were regular meetings, one was the Annual Meeting and two were special meetings ) and no action by written consent; Audit Committee, nine meetings and no action by written consent; Compensation Committee, eight meetings and no action by written consent; Governance and Nominating Committee, three meetings and no action by written consent. No director attended fewer than 75% of the aggregate Board meetings and Board Committee meetings on which that director served.

Director Nomination Process. Our Board of Directors has adopted a Governance and Nominating Committee Charter and Corporate Governance Guidelines, each of which include director nomination policies and provisions that are intended to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nominations policy is administered by the Governance and Nominating Committee of the Board of Directors. The Corporate Governance Guidelines are posted on the Company’s website at www.edgewater.com.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Governance and Nominating Committee will take into account our current needs and the expertise needed for board service, including experience and achievement in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASDAQ Marketplace Rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee will review such directors’ overall service during their term, including the number of meetings attended, level of participation, and quality of performance during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Governance and Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the Annual Meeting of Stockholders, the Governance and Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Corporate Secretary of the Company in accordance with our Amended and Restated Bylaws not less than sixty (60) nor more than ninety (90) days prior to the anniversary of our previous year’s Annual Meeting of Stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Governance and Nominating Committee, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Governance and Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Governance and Nominating Committee may amend, with the approval of our Board of Directors, the nomination policies included in the Corporate Governance Guidelines at any time, in which case the most current version will be available on our website at www.edgewater.com.

Compensation of Outside Directors

Annual Cash Compensation. Each outside director, that is a director who is not one of our employees, receives $16,000 annually, in lieu of Board meeting attendance fees, paid in four equal, quarterly installments. The fee covers each regular Board meeting, the annual Board meeting and certain special Board meetings that the director attends in person or by telephone. Each outside director receives a $1,250 fee for each Board Committee meeting that the director attends in person or by telephone. Additionally, the Audit Committee Chairman receives an additional annual retainer of $10,000, paid in four equal, quarterly installments.

Our outside directors may defer receipt of their Board and Board Committee fees. There were no earned and deferred Board fees as of December 31, 2007. For 2007, our outside directors, in the aggregate, earned fees (both for Board and Board Committee meetings) totaling $207,000, all of which was paid in 2007 and in the first quarter of 2008. We also reimbursed outside directors for their reasonable out-of-pocket expenses to attend Board and Board Committee meetings.

Stock Options. Under the Edgewater Technology, Inc. Amended and Restated 2000 Stock Option Plan, each outside director receives a nonqualified stock option to purchase 20,000 shares of our common stock upon that person’s initial election as a director. Following initial election and on the date of each annual Stockholders’ Meeting thereafter, each outside director that is reelected receives an additional nonqualified stock option to purchase 7,500 shares of our common stock. In addition, each Board Committee Chairman receives an annual nonqualified stock option grant to purchase 5,000 shares following appointment as a Committee Chairman at the Annual Board Meeting that follows each Annual Meeting of Stockholders.

Non-Equity Incentive Plan Compensation. We do not provide Non-Equity Incentive Compensation to our Directors.

Pension Benefits. We do not have a pension plan and therefore, do not offer any such pension arrangements to our Directors.

Outside Directors Compensation Table for 2007

The following table provides compensation information for the year ending December 31, 2007 for each non-employee member of our Board of Directors:

Director	(1) Fees Earned or Paid In Cash	Stock Awards	(2) (3) Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Clete T. Bewer	$16,000	$—	$11,977	$—	$—	$—	$27,977
Paul E. Flynn	37,250	—	26,073	—	—	—	63,323
Paul Guzzi	19,750	—	19,962	—	—	—	39,712
Nancy L. Leaming	37,250	—	38,833	—	—	—	76,083
Michael R. Loeb	16,000	—	11,977	—	—	—	27,977
Barry B. White	29,750	—	39,342	—	—	—	69,092
Wayne Wilson	51,000	—	19,962	—	—	—	70,962

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including quarterly retainer fees and committee and/or chairmanship fees as described above.

(2)	Amounts are based on expense recognized for financial statement purposes in 2007 and are related to awards made in 2007 and prior periods. The reported amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See “Item 8—Financial Statements and Supplementary Data—Note 11” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of the Company’s equity awards. The full grant date fair value of stock option awards granted to each Director in the current year, computed in accordance with SFAS No. 123R, was $35,570 for Messrs. Guzzi, White and Wilson and $21,342 for Messrs. Brewer, Flynn and Loeb and Ms. Leaming.
(3)	As of December 31, 2007, the aggregate number of stock options awards outstanding for each director was as follows: Clete T. Brewer 42,500; Paul E. Flynn 30,000; Paul Guzzi 62,500; Nancy L. Leaming 35,000; Michael R. Loeb 44,215; Barry B. White 40,000; and Wayne Wilson 77,500.

Outside Directors Compensation Changes for 2008

In March 2008, the Compensation Committee approved the following changes related to the compensation of outside directors. The outside director compensation changes become effective as of the Annual Meeting. Therefore, annualized amounts referenced below will be greater than actual 2008 compensation until the full-year effects of such changes are implemented.

Annual Cash Compensation. During 2008, the Company’s non-employee directors will be entitled to receive an annual cash retainer of $20,000, payable in four quarterly installments. Each Board member will be eligible to receive an additional $1,500 meeting fee for attendance at each meeting above the estimated six (6) Board meetings per year. In addition, the following Committee retainer amounts are payable to Committee members other than the Lead Independent Director, who shall be compensated separately as described below.

During 2008, the Audit Committee Chair will be entitled to receive an annual retainer of $30,000 per year, while Audit Committee Members will be entitled to receive an annual retainer of $12,500. Each Audit Committee Member (other than the Lead Independent Director) will be eligible to receive an additional $1,000 meeting fee for attendance at each meeting above the estimated eight (8) Audit Committee meetings per year. The annual retainers will be paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

During 2008, the Compensation Committee Chair will be entitled to receive an annual retainer of $25,000 per year, while Compensation Committee Members will be entitled to receive an annual retainer of $12,500. Each Compensation Committee Member (other than the Lead Independent Director), will be eligible to receive an additional $1,000 meeting fee for attendance at each meeting above the estimated six (6) Compensation Committee meetings per year. The annual retainers will be paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

During 2008, the Governance and Nominating Committee Chair will be entitled to receive an annual retainer of $20,000 per year, while Governance and Nominating Committee Members will be entitled to receive an annual retainer of $7,500. Each Governance and Nominating Committee Member (other than the Lead Independent Director) will be eligible to receive an additional $1,000 meeting fee for attendance at each meeting above the estimated four (4) Governance and Nominating Committee meetings per year. The annual retainers will be paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

During 2008, the Board’s Lead Independent Director will be entitled to receive a cash retainer of $55,000, payable in four quarterly installments, in addition to the annual cash retainer for non-employee directors described above; however, the Lead Independent Director will not be entitled to receive any separate Committee fees, as described above.

Stock Options. Following initial election to the Company’s Board of Directors, non-employee directors will now be eligible to receive a nonqualified stock option to purchase shares representing a fair value, as determined in accordance with a Black-Scholes option pricing model, of $40,000. This represents a material decrease relative to past initial grant practices. Following initial election, on the date of each annual Stockholders’ Meeting thereafter, each outside director that is re-elected will now receive an additional nonqualified stock option to purchase shares representing a fair value, as described above, of $30,000. As part of the changes, the practice of making annual equity compensation awards to Committee Chairpersons has been eliminated.

The Board compensation changes described above represent (1) the first substantive change in Board cash compensation since May of 2002, when cash compensation was reduced by approximately 35%, and (2) the first substantive change in Board equity compensation since May of 2005, when Board equity compensation levels associated with annual stock option grants were decreased by approximately 25%. The Company was advised by a compensation consultant regarding these changes in Board compensation levels. See “Compensation Discussion and Analysis – Compensation Consultants” included elsewhere herein. The foregoing changes are designed to (a) compensate Committee members through Committee cash retainers in order to provide compensation commensurate with relevant service level commitments for Committee service and (b) set overall Board compensation at a level that is more competitive with market norms and peer group median levels, in order to enable the Company to attract potential new directors and provide market based remuneration for existing directors.

Stockholder Communications with the Board; Annual Meeting Attendance

The Board of Directors welcomes communications from our stockholders and has adopted a procedure for receiving and addressing those communications. Stockholders may send written communications to either the full Board of Directors or the non-employee directors as a group by writing to the Board of Directors, or the non-employee directors, at the following address: Board of Directors/Non-Employee Directors, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary. Communications by e-mail should be addressed to board@edgewater.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all stockholder communications to the intended recipient, except for those stockholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient. Directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders. All Directors attended our 2007 Annual Meeting of Stockholders.

Code of Ethics

The Company has adopted a code of ethics that applies to our directors, officers and employees. This code of ethics may be accessed and reviewed through the Company’s website at www.edgewater.com. If we make any substantive amendments to such code of ethics or grant any waiver, including any implicit waiver, from a provision of such code, we will disclose the nature of such amendment or waiver in a Report on Form 8-K.

ITEM 2—APPROVAL OF THE PROPOSED 2008 ESPP PLAN

General

Item 2 seeks stockholder approval of the proposed Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, which has been previously referred to in this Proxy Statement as the 2008 ESPP Plan.

The Company’s employee stock purchase plans provide our employees the opportunity to purchase our common stock through accumulated payroll deductions. We believe that our employee stock purchase plan plays a key role in our ability to recruit, reward and retain employees. Companies like Edgewater have historically used stock purchase plans as an important part of recruitment and retention packages. We compete directly with other companies for experienced personnel and believe that we must be able to offer comparable packages to attract the caliber of individuals necessary to our business.

The 1999 Employee Stock Purchase Plan (the “Previous ESPP Plan”), which was originally approved by our stockholders at our May 22, 2000 annual meeting, authorized the issuance of 700,000 shares of our Common Stock. The Previous ESPP Plan is scheduled to expire on October 1, 2009, and we expect to terminate purchase activity under it as of October 1, 2008 if the 2008 ESPP plan is approved. As of December 31, 2007, there were 110,867 shares available for future issuance under the Previous ESPP Plan. The remaining shares authorized for issuance under the Previous ESPP Plan are not sufficient to meet the current demand of employee purchases.

The Company is seeking stockholder approval for the authorization of an additional 500,000 shares of our Common Stock, to be issued under the proposed 2008 ESPP Plan, for employee stock purchases. The 2008 ESPP Plan is expected to be placed into operation with an effective date of October 1, 2008 so as to ensure employee participation under substantially the same terms as the Previous Plan would not be interrupted.

The following description of the 2008 ESPP Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2008 ESPP Plan, which is attached to this Proxy Statement as Annex A.

Summary of 2008 ESPP Plan

Purpose of the 2008 ESPP Plan

The purpose of the 2008 ESPP Plan is to provide eligible employees of the Company and its subsidiaries, who wish to become stockholders, an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company.

Administration

The Board of Directors shall appoint a committee (the “ESPP Committee”), which shall have the authority and power to administer the 2008 ESPP Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the 2008 ESPP Plan. The ESPP Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the 2008 ESPP Plan, including, but not limited to, the purchase agreement (the “Purchase Agreement”), payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The ESPP Committee shall have the fullest discretion permissible under law in the discharge of its duties. The ESPP Committee’s interpretations and decisions in respect of the 2008 ESPP Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive. The Company shall pay all administrative expenses associated with the operation of the 2008 ESPP Plan.

Eligibility; Participation

Any person employed as an employee of the Company (or a subsidiary designated as an employer under the 2008 ESPP Plan) who does not own five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary will be eligible to participate in the 2008 ESPP Plan. Any Eligible Employee may elect to participate in the 2008 ESPP Plan and may become a Participant by executing and filing with the ESPP Committee a Purchase Agreement at such time in advance of the effective date of the election as the ESPP Committee shall prescribe. An Eligible Employee’s initial election to participate in the 2008 ESPP Plan may be made at any time after he or she first becomes eligible to participate in the 2008 ESPP Plan and shall be effective as soon as practicable after the Eligible Employee submits the necessary documentation to the ESPP Committee. A Participant’s Purchase Agreement shall remain in effect until modified or canceled in accordance with the further terms of this 2008 ESPP Plan, as hereinafter set forth.

As of April 7, 2008, approximately 331 employees would have been eligible to participate in the 2008 ESPP Plan.

Reservation of Shares

There shall be 500,000 shares of Common Stock reserved for issuance under the 2008 ESPP Plan, plus any shares of Common Stock that were authorized for issuance under the Previous ESPP Plan (which we will terminate as of October 1, 2008 in connection with stockholder approval of the proposed 2008 ESPP Plan) and were not issued under that Previous ESPP Plan, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth. Except as provided for elsewhere in the 2008 ESPP Plan document, the aggregate number of shares of Common Stock that may be purchased under the 2008 ESPP Plan shall not exceed the number of shares of Common Stock reserved for in the 2008 ESPP Plan.

Offering Periods

The 2008 ESPP Plan will be implemented during offering periods beginning every three months during the term of the 2008 ESPP Plan, commencing January 1st, April 1st, July 1st and October 1st of each year.

Purchase Price

Generally, the Purchase Price per share of the Common Stock sold to Participants pursuant to any offering hereunder shall be the lower of (i) 85% of the Market Value (defined below) per share on the first day of the three-month Offering Period or (ii) 85% of the Market Value per share on the last day of the three month Offering Period (the “Purchase Date”). Notwithstanding the foregoing, the Board of Directors may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value on either of such dates or the lower of such dates, so long as such percentage shall not be lower than 85% of such Market Value. “Market Value” generally means the fair market value of a share of our Common Stock on a given date, as determined generally by reference to the closing sales price as reported on the NASDAQ Stock Market for such date.

Payment of Purchase Price; Payroll Deductions

The Purchase Price for all shares of Common Stock purchased by a Participant under the 2008 ESPP Plan shall be paid out of the Participant’s authorized payroll deductions. All payroll deductions received or held by the Company may be used for any corporate purpose.

A Participant may voluntarily cease his or her participation in the 2008 ESPP Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Common Stock shall be made for such Participant hereunder. Payroll deductions shall commence on the first payroll following the offering date, and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the 2008 ESPP Plan.

Exercise of Purchase Privilege

Each Participant shall be granted an option to purchase shares of Common Stock as of the first day of each Purchase Period at the Purchase Price. The option shall continue in effect through the Purchase Date for the Purchase Period. The Participant shall be automatically deemed to have exercised his or her option to purchase shares of Common Stock on the Purchase Date, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

The maximum number of shares which a Participant may purchase during a Purchase Period is 4,000 shares or such other number as the Committee establishes before the beginning of the Purchase Period. There shall be purchased for the Participant on such Purchase Date at the Purchase Price for such Purchase Period the largest number of whole and fractional shares of Common Stock as can be purchased with the amounts withheld from the Participant’s compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

Notwithstanding the foregoing, a Participant may not purchase shares of Common Stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more such offerings are outstanding at any time, and a Participant may not purchase a share of Common Stock under any offering after the expiration of the Purchase Period for such offering.

Discontinuance of Participation

A Participant may voluntarily cease his or her participation in the 2008 ESPP Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the ESPP Committee shall prescribe. Notwithstanding anything in the 2008 ESPP Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Stock shall be made for such Participant hereunder.

Capital Changes

In the event any change is made in our capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of our Common Stock without receipt of consideration, appropriate adjustments will be made by our Board of Directors in the shares subject to purchase under the 2008 ESPP Plan and in the purchase price per share, subject to any required action by our stockholders.

Certain Transactions

Subject to any required stockholder action, if the Company is the surviving or resulting corporation in any merger or consolidation, any offering shall apply to the shares of stock of the Company. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving or resulting corporation, the 2008 ESPP Plan and any offering will terminate upon the effective date of such transaction and the balance of any amounts withheld from the Participant’s compensation net yet applied to the purchase of Common Stock will be returned to the Participant.

Anti-Dilution Provisions

The aggregate number of shares of Common Stock reserved for purchase under the 2008 ESPP Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the ESPP Committee acting with the consent of, and subject to the approval of, the Board of Directors.

Non-Alienation

The right to purchase shares of Common Stock under the 2008 ESPP Plan is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Common Stock and such residual amounts as may remain to the Participant’s credit from amounts withheld from the Participant’s compensation as of the Purchase Date occurring at the close of the period in which the Participant’s death occurs, including shares of Common Stock purchased as of that date or prior thereto with moneys withheld from the Participant’s compensation.

Amendment of the Plan

The Board of Directors (or its delegate) may amend or terminate the 2008 ESPP Plan at any time; provided, however, that the Board of Directors (or its delegate) shall not amend the 2008 ESPP Plan without stockholder approval if such approval is required by section 423 of the Code.

Expiration and Termination of the 2008 ESPP Plan

The 2008 ESPP Plan shall continue in effect for ten years from the Effective Date, unless terminated prior thereto pursuant to the provisions of the 2008 ESPP Plan or pursuant to action by the Board of Directors, which shall have the right to terminate the 2008 ESPP Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the 2008 ESPP Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s compensation which had not, by such time, been applied to the purchase of Common Stock shall be refunded to the Participant.

Internal Revenue Code Considerations

The 2008 ESPP Plan is intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code of 1986, as amended.

ERISA Considerations

The 2008 ESPP Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Withholding of Taxes

All acquisitions of Common Stock under the 2008 ESPP Plan shall be subject to applicable federal, state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of Common Stock or the sale of Common Stock acquired under the 2008 ESPP Plan, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes dues with respect to the purchase of Common Stock or the sale of Common Stock acquired under the 2008 ESPP Plan.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be required to approve the proposed 2008 ESPP Plan. Abstentions will have the effect of a vote “AGAINST” the proposed 2008 ESPP Plan. Broker non-votes will have no effect on the outcome of the vote. THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED 2008 ESPP PLAN.

ITEM 3—APPROVAL OF THE PROPOSED 2008 OMNIBUS PLAN

General

This section provides a summary of the terms of Edgewater’s 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”) and the proposal to approve the plan.

The Company’s Board and Compensation Committee approved the 2008 Omnibus Plan in April 2008, subject to approval from our stockholders at the Annual Meeting. We are asking our stockholders to approve the 2008 Omnibus Plan because we believe that the plan is essential to our continued success. The purpose of the 2008 Omnibus Plan is to attract and retain highly-qualified officers, directors, key employees and other key individuals and to motivate these individuals to serve Edgewater and to expend maximum effort to improve Edgewater’s business results and earnings by providing these individuals an opportunity to acquire or increase a direct proprietary interest in Edgewater’s operations and future success. We believe that a grant under the 2008 Omnibus Plan will be a valuable incentive for the participants in the plan and will serve to the ultimate benefit of stockholders by aligning more closely the interests of 2008 Omnibus Plan participants with those of our stockholders.

If our stockholders approve the 2008 Omnibus Plan, the number of shares of Common Stock reserved for issuance under the 2008 Omnibus Plan will be 1,500,000. As of April 7, 2008, 4,015,093 shares of Common Stock were subject to outstanding awards under other Edgewater equity incentive and stock option plans.

As of April 7, 2008, the closing price of our Common Stock was $5.56 per share.

Because participation and the types of awards under the 2008 Omnibus Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the 2008 Omnibus Plan is approved are not currently determinable. As of April 7, 2008, there were six executive officers, 325 employees and seven non-employee directors who were eligible to participate in the 2008 Omnibus Plan.

2008 Omnibus Plan Highlights

Some of the key features of the 2008 Omnibus Plan that reflect Edgewater’s commitment to effective management of incentive compensation are as follows:

•	Plan Limits. Total awards under the 2008 Omnibus Plan in general are limited to a maximum of 1,500,000 authorized shares.

•

Limits on Full Value Awards. Every share subject to an award of restricted stock or restricted stock units will reduce the number of shares available for issuance by 1.63 shares, or on a one-for-1.63 (1:1.63) basis. To the extent we grant restricted stock or restricted stock units, those awards will, therefore, exhaust our authorized plan shares more quickly than other awards which exhaust authorized shares on a one-for-one (1:1) basis. Consequently, if we were to only award restricted stock or restricted stock units (which is not our intent) the maximum number of shares of restricted stock or restricted stock units that could be issued is 920,245.

•

No Liberal Share Recycling Provisions. The 2008 Omnibus Plan provides that only shares covering awards that are forfeited, expire, are canceled or are settled in cash will again be available for issuance under the 2008 Omnibus Plan. The following shares will not be added back to the aggregate plan limit: (i) shares tendered in payment of the exercise price, (ii) shares we withhold to satisfy tax withholding obligation, (iii) shares we repurchase using proceeds from stock option exercises and (iv) stock appreciation rights (“SARs”) that are settled in stock.

•

No Repricing. Stock option and SAR repricing (including reducing the exercise price of stock options or replacing an award with cash or another award type) is prohibited without stockholder approval under the 2008 Omnibus Plan.

•

Option Exercise Price. Under the 2008 Omnibus Plan, the exercise price of stock options and SARs may not be lower than fair market value on the date of grant, except for stock options and SARs granted in respect of stock options and SARs substituted for or assumed in connection with the acquisition of another company.

•

Vesting Periods. Our current practice is to grant all of our equity awards subject to a scheduled vesting period of at least three years, except under unusual circumstances. We expect to follow the same practice under the 2008 Omnibus Plan.

•	Broad-based Grants. We expect that the majority of grants under the 2008 Omnibus Plan will be made to non-executives.

•

Limitation on Amendments. No amendments to the 2008 Omnibus Plan that will materially increase the benefits under the plan or that will materially increase the aggregate number of shares that may be issued under the plan can be made without stockholder approval.

Description of the 2008 Omnibus Plan

A description of the provisions of the 2008 Omnibus Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2008 Omnibus Plan. A copy of the 2008 Omnibus Plan has been filed with the Securities and Exchange Commission with this Proxy Statement and is attached hereto as Annex B. Any stockholder who wishes to obtain a printed copy of the 2008 Omnibus Plan may do so by written request to the Secretary at our principal executive offices set forth above.

Administration

In general, the 2008 Omnibus Plan will be administered by the Compensation Committee. The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Exchange Act and comply with the independence requirements of the NASDAQ Stock Market. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan. Members of the Compensation Committee serve at the pleasure of the Board of Directors. The Board of Directors may also appoint one or more separate committees, each composed of one or more directors who need not satisfy the independence requirements described above, but one of whom must be our chief executive officer, which may administer the 2008 Omnibus Plan with respect to employees or other service providers who are not officers or directors. In this regard, the Board has specifically authorized our Chairman and Chief Executive Officer to make certain stock option awards under the 2008 Omnibus Plan, within specified limits, as incentives to non-executive officers in connection with new/recent hire and retention initiatives.

Common Stock Reserved for Issuance under the Plan

The Common Stock issued or to be issued under the 2008 Omnibus Plan consists of authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by us. If any shares covered by an award under the 2008 Omnibus Plan (or other prior equity incentive plans of the Company) are not purchased, are canceled or are forfeited, or if an award is settled in cash or otherwise terminates without delivery of any Common Stock, then the number of shares of Common Stock will, to the extent of any such forfeiture, cancellation or termination, again be available for making awards under the 2008 Omnibus Plan. These shares that are again available for grant under the 2008 Omnibus Plan will be counted in the same fashion that the shares under the original award were counted against the limits under the 2008 Omnibus Plan or the applicable prior plan. The number of shares of Common Stock available for issuance under the 2008 Omnibus Plan will not be increased by any shares tendered or award surrendered in connection with the purchase of shares of Common Stock upon exercise of an option or any shares of Common Stock deducted from an award payment in connection with our tax withholding obligations. The number of shares of Common Stock available for issuance under the 2008 Omnibus Plan will also be increased by the number of shares subject to awards that are assumed or substituted in connection with the acquisition of another company to the extent such awards are so assumed or substituted.

Eligibility

Awards may be made under the 2008 Omnibus Plan to employees of or consultants to Edgewater or any of our affiliates, including any such employee who is an officer or director of us or of any affiliate, and to any other individual whose participation in the plan is determined to be in Edgewater’s best interests by the Board of Directors or the Compensation Committee.

Amendment or Termination of the Plan

The Board of Directors may terminate or amend the plan at any time and for any reason. The 2008 Omnibus Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations. In addition, amendments that will increase the benefits under the 2008 Omnibus Plan (including changing the vesting restrictions described above) or that will increase dilution of stockholders must be submitted for stockholder approval.

Options

The 2008 Omnibus Plan permits the granting of options to purchase shares of Common Stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option may not be less than 100% of the fair market value of our Common Stock on the date of grant. The fair market value is generally determined as the closing price of the Common Stock on the date of grant. In the case of certain 10% stockholders, if any, who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised (subject to the minimum vesting periods described above) and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

In general, an optionee may pay the exercise price of an option by cash, check, by tendering shares of Common Stock, or by means of a broker-assisted cashless exercise.

No amendment or modification may be made to an outstanding stock option or stock appreciation right that would be treated as a repricing under the rules of the stock exchange on which the shares of Common Stock are listed (currently the NASDAQ Stock Market), including replacement with cash or another award type, without the approval of our stockholders.

Stock options and stock appreciation rights granted under the 2008 Omnibus Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with tax or estate planning concerns.

Other Awards

The Compensation Committee may also award:

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Shares of unrestricted stock, which are shares of Common Stock at no cost or for a purchase price determined by the Compensation Committee which are free from any restrictions under the plan. Unrestricted shares of Common Stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants.

•	Restricted stock, which are shares of Common Stock subject to restrictions.

•	Restricted stock units, which are rights to receive Common Stock subject to restrictions.

•	Dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Common Stock.

•

Stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee.

•

Performance and annual incentive awards, ultimately payable in Common Stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the three other highest compensated executive officers (other than the chief financial officer) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions

Certain change of control transactions involving us, such as a sale of Edgewater, may cause awards granted under the 2008 Omnibus Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events

Under the 2008 Omnibus Plan, appropriate adjustments will be made in outstanding awards and the number of shares available for issuance under the 2008 Omnibus Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code (“Section 162(m)”) limits publicly-held companies such as Edgewater, to an annual deduction for federal income tax purposes of $1.0 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2008 Omnibus Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii)	the performance goal under which compensation is paid must be established by a committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved in a separate vote by stockholders of the corporation before payment is made; and

(iv)	the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the Common Stock after the date of grant.

Under the 2008 Omnibus Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), may be used by the Compensation Committee in establishing performance goals:

•	Net earnings, operating earnings, pretax earnings, or earnings (or loss) per share;

•

Earnings or losses, including earnings or losses before taxes, earnings or losses before interest and taxes, earnings or losses before interest, taxes and depreciation, or earnings or losses before interest, taxes, depreciation and amortization, or earnings or losses before interest, taxes, depreciation, amortization and stock based compensation, and other similar adjustments to earnings or losses;

•	Sales or revenue, or sales or revenue growth, whether in general, by type of service, or by type of customer;

•	Net income (or loss) before or after taxes and before or after allocation of corporate overhead and bonus;

•	Operating income (or loss) before or after taxes;

•	Gross, cash or operating margins;

•	Gross profit;

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Share price, including growth measures and total stockholder return and appreciation in and/or maintenance of the price of the shares of the Common Stock, or any publicly traded securities of, Edgewater;

•	Return measures, including return on assets or net assets, capital (including total capital or invested capital), investment, equity, sales or net sales, or revenue;

•	Cash flow, including operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, and cash flow per share (before or after dividends);

•	Economic value added models or equivalent metrics;

•	Productivity ratios;

•	Expense targets;

•	Market share;

•	Financial ratio or working capital targets;

•	Year-end cash;

•	Reductions in cost;

•	Improvements in or attainment of expense levels or working capital levels;

•	Stockholder equity;

•	Implementation, completion or attainment of measurable objectives with respect to development, projects, recruiting and maintaining personnel, and strategic and operational initiatives;

•	Completion of acquisitions of businesses or companies;

•	Completion of divestitures and asset sales; and

•	Any combination of any of the foregoing business criteria.

Business criteria may be measured on an absolute or relative basis and on a GAAP or non-GAAP basis.

Under the Internal Revenue Code, a director is an “outside director” of Edgewater if he or she is not a current employee; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of Edgewater; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from Edgewater in any capacity other than as a director.

The maximum number of shares of Common Stock subject to options or stock appreciation rights that can be awarded under the 2008 Omnibus Plan to any person is 100,000 per year (200,000 in the year that the person is first employed by the Edgewater). The maximum number of shares of Common Stock that can be awarded under the 2008 Omnibus Plan to any person, other than pursuant to an option or stock appreciation right, is 50,000 per year (100,000 in the year that the person is first employed by Edgewater). The maximum amount that may be earned as an annual incentive award or other cash award in any twelve-month period by any one person is $1,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $2,000,000.

Federal Income Tax Consequences

Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or Edgewater. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for Edgewater. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Common Stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Common Stock in an amount generally equal to the excess of the fair market value of the Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) and to certain reporting requirements.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the Common Stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units under the 2008 Omnibus Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2008 Omnibus Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock. Participants who are awarded unrestricted Common Stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G. To the extent payments which are contingent on a change in control are determined to exceed certain Code limitations on “golden parachutes”, they may be subject to a 20% nondeductible excise tax and our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A. We intend for awards granted under the plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% additional tax.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be required to approve the proposed 2008 Omnibus Plan. Abstentions will have the effect of a vote “AGAINST” the proposed 2008 Omnibus Plan. Broker non-votes will have no effect on the outcome of the vote. THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED 2008 OMNIBUS PLAN.

REASONS FOR PRESENTING BOTH

ITEM 3 AND ITEM 4 FOR STOCKHOLDER APPROVAL

Equity-based awards are an important means by which to incent exceptional employee performance and retain key talent. Such incentives, which are designed to create value based on stock price appreciation, are directly linked to the interests of our stockholders. For a professional services organization such as Edgewater, where employee performance almost exclusively drives our results and prospects for success, these incentives are critical to our strategic and operating objectives. We are proposing a stockholder vote to approve both Item 3, the 2008 Omnibus Plan, and Item 4, the 2008 Interim Plan, (1) in order to further these incentive-based objectives, (2) because we are nearly out of authorized shares for our existing equity compensation plans, and (3) for the additional governance related reasons described below. See also “Equity Compensation Plans.”

Reasons for Approving the 2008 Omnibus Plan. The Board believes that the 2008 Omnibus Plan is in the best interests of Edgewater and recommends that stockholders approve Item 3, because the 2008 Omnibus Plan would:

•	provide the best means to further the consistent corporate and stockholder objectives described above; and

•	provide adequate long-term incentive goals that are important to our employees.

The 2008 Omnibus Plan is designed to cover the equity incentive grant needs for the next two years, primarily for our employees and, to a lesser extent, for our officers and directors. This is particularly important because 70.5% of our outstanding stock options, as of April 7, 2008, consist of awards that were granted over seven years ago (“Long-Term Option Overhang”). This Long-Term Option Overhang will be exercised or will terminate on or before, December 31, 2010. During 2010, we plan to evaluate the extent to which future equity incentive programs, if any, will be necessary in support of our corporate objectives. Thus, approval of the 2008 Omnibus Plan will serve an additional purpose in that it would obviate the need for a repeat submission to stockholders in 2009 of a proposal concerning an equity incentive plan (which we believe would arise in the event Item 4, but not Item 3, were approved by stockholders).

As a result of all of the foregoing factors, the Board recommends a vote in favor of Item 3.

Background for Presenting Both Item 3 and Item 4 at the Annual Meeting. Approval of an equity incentive plan, such as the 2008 Omnibus Plan, can be influenced by recommendations of corporate governance advisors that certain, but not all, institutional investors rely on in making voting decisions generally at stockholder meetings (“Governance Advisors”). Given these influences, Edgewater sought advice from its compensation consultant, DolmatConnell & Partners, concerning the degree of support that could be expected from certain of the Governance Advisors with respect to the 2008 Omnibus Plan.

In February of 2008, after using our Common Stock trading value as of December 31, 2007, Edgewater’s compensation consultant reported to our Compensation Committee that the 2008 Omnibus Plan should be favorably recommended by certain of the Governance Advisors, since its guidelines permit the consideration of removing our Long-Term Option Overhang from the Company’s overall overhang. However, before completing preparation of this Proxy Statement, Edgewater’s compensation consultant, after using our Common Stock trading value as of March 1, 2008, advised our Compensation Committee that an interim decline in our Common Stock price, which had occurred subsequent to December 31, 2007, could adversely impact Governance Advisor support under new guidelines that apply to quantitative models used by certain of the Governance Advisors.

As a result, both Item 3 and Item 4 are being presented to stockholders.

Edgewater believes that stockholder approval of the 2008 Omnibus Plan should not be influenced by any recent short-term developments in our Common Stock price. This is consistent with our long-standing compensation philosophy that compensation should not be based on the short-term performance of our Common Stock. See “Compensation Discussion and Analysis—Compensation Philosophy.” We understand that a new Governance Advisor guideline could have allowed exclusion of our Long-Term Option Overhang from its quantitative model if our December 31, 2007 Common Stock price had been used since the Company’s overall overhang was above the allowable cap; however the use of our March 1, 2008 Common Stock price would preclude exclusion of the Long-Term Option Overhang from that calculation since the Company’s overall overhang falls slightly below the allowable cap. Edgewater believes that this short-term development should not unduly sway either a stockholder voting decision or a Governance Advisor recommendation for a variety of reasons.

We believe that our December 31, 2007 Common Stock price ($7.30) is a more representative indicator for purposes of evaluating a long-term incentive plan proposal since it better approximates the long-term average trading values of our Common Stock. The volume weighted average prices of our Common Stock for the 12- and 24-month periods ended December 31, 2007 were $8.06 and $7.46, respectively. In comparison, our March 1, 2008 Common Stock price ($6.00) is not as representative as the forgoing values or the volume weighted average prices of our Common Stock for the 12- and 24-month periods ended March 1, 2008, which were $8.07 and $7.42, respectively. We believe that a recent development that occurred over several weeks should not outweigh long-term value metrics that we believe are more meaningful to a voting decision. Therefore such short-term development should not unduly impact long-term award strategies and incentives. This is particularly important since the awards that would be authorized under the 2008 Omnibus Plan are designed to address (and encourage) long-term future performance, as opposed to short-term stock price developments.

As a consequence of the preceding factors, our Board believes that the 2008 Omnibus Plan provides the best means by which to carry out the foregoing purposes and to advance the strategic and operating success of Edgewater. Our Board recommends a vote in favor of Item 3.

Background of Item 4; Reasons for Approving the 2008 Interim Plan. In light of the fact that certain institutional stockholders may rely upon a prospective adverse recommendation of a Governance Advisor concerning Item 3, we have proposed that stockholders also vote on and approve the 2008 Interim Plan in Item 4. Item 4 has been presented in order to give us adequate authorization to award equity incentives through the 2009 Annual Meeting in the event Item 3, the 2008 Omnibus Plan, is not approved by stockholders. Our compensation consultant has advised the Compensation Committee that certain of the Governance Advisors should recommend a vote in favor of Item 4, the 2008 Interim Plan.

As a result of the foregoing factors, and the fact that we cannot predict investor reaction to any Governance Advisor recommendation on Item 3, we request that stockholders vote in favor of Item 4 in addition to voting in favor of Item 3. Therefore, the Board recommends a vote in favor of Item 4.

Edgewater’s Plans Regarding the Item 3 and Item 4 Proposals. If both the 2008 Omnibus Plan and the 2008 Interim Plan are approved, the Company will only utilize the 2008 Omnibus Plan and will terminate the 2008 Interim Plan. If only one of the 2008 Omnibus Plan or the 2008 Interim Plan is approved, the Company will utilize the plan that is approved.

ITEM 4—APPROVAL OF THE PROPOSED 2008 INTERIM PLAN

General

This section provides a summary of the terms of Edgewater’s 2008 Interim Incentive Plan (the “2008 Interim Plan”) and the proposal to approve the plan.

The Company’s Board and Compensation Committee approved the 2008 Interim Plan in April 2008, subject to approval from our stockholders at the Annual Meeting. We are asking our stockholders to approve the 2008 Interim Plan because we believe that the plan is essential to our continued success. Like the 2008 Omnibus Plan, the purpose of the 2008 Interim Plan is to attract and retain highly-qualified officers, directors, key employees and other key individuals and to motivate these individuals to serve Edgewater and to expend maximum effort to improve Edgewater’s business results and earnings by providing these individuals an opportunity to acquire or increase a direct proprietary interest in Edgewater’s operations and future success. We believe that a grant under the 2008 Interim Plan will be a valuable incentive for the participants in the plan and will serve to the ultimate benefit of stockholders by aligning more closely the interests of 2008 Interim Plan participants with those of our stockholders.

If our stockholders approve the 2008 Interim Plan, the number of shares of common stock reserved for issuance under the 2008 Interim Plan will be 750,000. As of April 7, 2008, 13,378,660 shares of common stock were subject to outstanding awards under other Edgewater equity incentive and stock option plans.

If both the 2008 Omnibus Plan and 2008 Interim Plan are approved, the Company will only utilize the 2008 Omnibus Plan and will terminate the 2008 Interim Plan. If only one of the 2008 Omnibus Plan or the 2008 Interim Plan is approved, the Company will utilize the plan that is approved.

As of April 7, 2008, the closing price of our common stock was $5.56 per share.

Because participation and the types of awards under the 2008 Interim Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the 2008 Interim Plan is approved are not currently determinable. As of April 7, 2008, there were six executive officers, 325 employees and seven non-employee directors who were eligible to participate in the 2008 Interim Plan.

2008 Interim Plan Highlights

Some of the key features of the 2008 Interim Plan that reflect Edgewater’s commitment to effective management of incentive compensation are as follows:

•	Plan Limits. Total awards under the 2008 Interim Plan in general are limited to a maximum of 750,000 authorized shares.

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Limits on Full Value Awards. Every share subject to an award of restricted stock or restricted stock units will reduce the number of shares available for issuance by 1.63 shares, or on a one-for-1.63 (1:1.63) basis. To the extent we grant restricted stock or restricted stock units, those awards will, therefore, exhaust our authorized plan shares more quickly than other awards which exhaust authorized shares on a one-for-one (1:1) basis. Consequently, if we were to only award restricted stock or restricted stock units (which is not our intent) the maximum number of shares of restricted stock or restricted stock units that could be issued under the 2008 Interim Plan is 460,122.

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No Liberal Share Recycling Provisions. The 2008 Interim Plan provides that only shares covering awards that are forfeited, expire, are canceled or are settled in cash will again be available for issuance under the 2008 Interim Plan. The following shares will not be added back to the aggregate plan limit: (i) shares tendered in payment of the exercise price, (ii) shares we withhold to satisfy tax withholding obligation, (iii) shares we repurchase using proceeds from stock option exercises and (iv) stock appreciation rights (“SARs”) that are settled in stock.

•

No Repricing. Stock option and SAR repricing (including reducing the exercise price of stock options or replacing an award with cash or another award type) is prohibited without stockholder approval under the 2008 Interim Plan.

•

Option Exercise Price. Under the 2008 Interim Plan, the exercise price of stock options and SARs may not be lower than fair market value on the date of grant, except for stock options and SARs granted in respect of stock options and SARs substituted for or assumed in connection with the acquisition of another company.

•

Vesting Periods. Our current practice is to grant all of our equity awards subject to a scheduled vesting period of at least three years, except under unusual circumstances. We expect to follow the same practice under the 2008 Interim Plan.

•	Broad-based Grants. We expect that the majority of grants under the 2008 Interim Plan will be made to non-executive employees.

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Limitation on Amendments. No amendments to the 2008 Interim Plan that will materially increase the benefits under the plan or that will materially increase the aggregate number of shares that may be issued under the plan can be made without stockholder approval.

Description of the 2008 Interim Plan

The 2008 Interim Plan terms are substantially identical to the terms of the 2008 Omnibus Plan summarized in “Item 3—Approval of the Proposed 2008 Omnibus Plan—Description of the 2008 Omnibus Plan” above, except for the fact that the number of shares authorized is lower, as described under “—2008 Omnibus Plan Highlights; Plan Limits” and “—2008 Omnibus Plan Highlights; Limits on Full Value Awards.” Any stockholder who wishes to obtain a printed copy of the 2008 Interim Plan may do so by written request to the Secretary at our principal executive offices set forth above.

Federal Income Tax Consequences

The description of federal income tax consequences associated with the 2008 Interim Plan is substantially identical to such description associated with the 2008 Omnibus Plan as described under “Item 3—Approval of the Proposed 2008 Omnibus Plan—Description of the 2008 Omnibus Plan; Federal Income Tax Consequences” above.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be required to approve the proposed 2008 Interim Plan. Abstentions will have the effect of a vote “AGAINST” the proposed 2008 Interim Plan. Broker non-votes will have no effect on the outcome of the vote. THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED 2008 INTERIM PLAN.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

The following table provides information, as of April 7, 2008, about the beneficial ownership of our Company’s common stock by: (1) the persons known to us to be beneficial owners of more than 5% of our Company’s outstanding common stock; (2) our Directors; (3) each Named Executive Officer (as defined under “Compensation—Compensation of the Named Executive Officers”); and (4) our Directors and Executive Officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated. As of April 7, 2008, there were 2,051 record holders and 13,378,660 outstanding shares of our Company’s common stock.

	Beneficial Ownership
Principal Stockholders	Number of Shares	Percent of Total (1)
GAMCO Investors, Inc., et. al. (2) One Corporate Center Rye, New York 10580-1435	1,628,975	12.2%

Dimensional Fund Advisors Inc. (3) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,022,010	7.6%

AXA Financial, Inc. (4) 1290 Avenue of the Americas New York, New York 10104	667,072	5.0%

Directors and Executive Officers(5)
Shirley Singleton (6)	740,333	4.8%
David Clancey (6)	658,007	4.3%
David Gallo (6)	358,710	2.3%
Clete T. Brewer (7)	252,664	1.6%
Kevin R. Rhodes (6)	139,828	*
Wayne Wilson (6)	82,500	*
Paul Guzzi (6)	67,500	*
Robin Ranzal-Knowles (6)	64,681	*
Michael R. Loeb (6)	64,215	*
Barry B. White (6)	45,000	*
Paul E. Flynn (6)	35,000	*
Kristin Zaepfel (6)	33,082	*
Nancy L. Leaming (6)	30,000	*
All Directors and Executive Officers as a Group (13 persons)	2,571,521	16.7%

*	Less than 1%.
(1)	The percentages shown with respect to any identified individual or group, other than the entities listed under “Principal Stockholders,” are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of April 7, 2008 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options within 60 days thereof (“Currently Exercisable Options”) by (ii) the sum of 13,378,660 shares of common stock outstanding as of April 7, 2008, plus the amount referenced in clause (i)(b).
(2)

These securities are owned by various institutional investors, which include Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Associates Limited, Gabelli Associates Fund, Gabelli International Limited and MJG Associates, Inc. (collectively “Gabelli”). Each of these entities hold certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for its own account, or both. Information set forth above and in this note (2) is based on Gabelli’s Schedule 13F-HR filing with the SEC on February 13, 2008 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2007).

(3)	These securities are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors Inc. (“Dimensional”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (3) is based upon Dimensional’s Schedule 13G/Amendment No. 7 filing with the SEC on February 6, 2008 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2007).
(4)	These securities are owned by investment companies, trusts and accounts, to which AXA Financial, Inc. (“AXA”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, AXA is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (4) is based upon AXA’s Schedule 13G/Amendment No. 1 filing with the SEC on February 14, 2008 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2007).
(5)	The address of each of the directors and executive officers listed above is c/o Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.
(6)	Includes the following shares subject to Currently Exercisable Options: Ms. Singleton 656,248; Mr. Clancey 578,622; Mr. Gallo 319,280; Mr. Rhodes 124,333; Mr. Wilson 77,500; Mr. Guzzi 62,500; Ms. Ranzal-Knowles 20,748; Mr. Loeb 44,215; Mr. White 40,000; Mr. Flynn 30,000; Ms. Zaepfel 24,882; and Ms. Leaming 30,000.
(7)	Includes 5,251 shares held by Mr. Brewer’s spouse, as to which Mr. Brewer disclaims beneficial ownership, and 42,500 shares subject to Currently Exercisable Options.

Stock Ownership Guidelines

The Company’s Compensation Committee has established stock ownership guidelines for the Company’s Directors and Named Executive Officers, which have been satisfied and are described in detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of Edgewater Technology, Inc.’s common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of the Company’s directors and executive officers, we believe all persons subject to beneficial ownership reporting filed the required reports on time in 2007.

EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The Edgewater Technology, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Plan”) allows for grants of stock options covering up to fifteen percent (15%) of our Company’s outstanding common stock. The 1996 Plan allows for the grants of incentive stock options and non-qualified stock options. All employees and officers of our Company and its subsidiaries, but none of our outside directors are eligible for the grant of stock options under the 1996 Plan. The 1996 Plan was approved by our Company’s stockholders on May 8, 1998. The 1996 Plan expired on June 30, 2006; thus, no further grants will be awarded after June 30, 2006, but options awarded prior to that date remain outstanding, subject to the terms of the 1996 Plan and any related option agreements.

The Edgewater Technology, Inc. Amended and Restated Plan (the “2000 Plan”) allows for grants of non-qualified stock options of up to four million (4,000,000) shares of our Company’s common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options under the 2000 Plan. All grants of stock options to outside directors under the 2000 Plan are pursuant to formula grants. Since the 2000 Plan is a “Broad-Based Plan” under prior NASDAQ Marketplace Rules, as initially adopted, and as amended and restated, stockholder approval was not required with respect to the 2000 Plan. However, if there is a material amendment to the 2000 Plan in the future, stockholder approval with respect to the material amendment would be required under the NASDAQ Marketplace Rules.

The Edgewater Technology, Inc. 2003 Incentive Plan (the “2003 Plan”) allows for grants of non-qualified stock options and restricted share awards of up to five hundred thousand (500,000) shares of our Company’s common stock. All employees and officers of our Company and its subsidiaries, but none of our Company’s outside directors, are eligible for the grant of non-qualified stock options or awards of restricted shares under the 2003 Plan. Since the 2003 Plan is a “Broad Based Plan” under prior NASDAQ Marketplace Rules, as initially adopted, stockholder approval was not required with respect to the 2003 Plan. However, if there is a material amendment to the 2003 Plan in the future, stockholder approval with respect to the material amendment would be required under the NASDAQ Marketplace Rules.

The Edgewater Technology, Inc. 1999 Employee Stock Purchase Plan (the “1999 ESPP Plan”) allows for employee stock purchases of our Company’s common stock at eighty-five percent (85%) of the lower of our Company’s Common Stock price as of the first or last trading day of each quarter. The 1999 ESPP Plan authorizes purchases for up to 700,000 shares of our common stock by our employees and continues in effect until October 1, 2009, unless earlier terminated. The 1999 ESPP Plan was approved by our Company’s stockholders on May 22, 2000.

Equity Compensation Plan Table

The following table sets forth certain information as of December 31, 2007, for all of our Company’s equity compensation plans, which consist of: the 1996 Plan; the 2000 Plan; the 2003 Plan; and the 1999 ESPP Plan:

Plan Category	(A) Number of Shares to be Issued upon Exercise of Outstanding Stock Options	(B) Weighted-Average Exercise Price of Outstanding Stock Options	(C) Number of Shares Remaining Available for Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders:
1996 Plan (1)	1,102,640	$6.51	—
1999 ESPP Plan (2)	—	—	110,867

Equity Compensation Plans Not Approved by Stockholders:
2000 Plan (3)	2,704,144	$5.93	90,034
2003 Plan (4)	16,000	$4.75	17,850

Total	3,822,784	$6.09	218,751

(1)	Grants for shares of our common stock under the 1996 Plan were limited to fifteen percent (15%) of our Company’s outstanding common stock. The only grants outstanding under the 1996 Plan are non-qualified stock option grants, with total qualified stock option grants under the 1996 Plan being limited to 650,000 shares of the Company’s common stock. No grants of qualified stock options have ever been issued under the 1996 Plan. The 1996 Plan expired on June 30, 2006; thus, no further grants have been or will be awarded after June 30, 2006, but options awarded prior to that date remain outstanding subject to the terms of the 1996 Plan and any related option agreements.
(2)	The 1999 ESPP Plan provides for purchases by our employees of up to 700,000 shares of our Company’s common stock. As of December 31, 2007, 589,133 shares of our common stock had been purchased under the 1999 ESPP Plan.
(3)	The 2000 Plan provides for grants of nonqualified stock options of our Company’s common stock. The 2000 Plan is limited to grants covering up to 4.0 million shares of our Company’s common stock.
(4)	The 2003 Plan provides for grants of nonqualified stock options and awards of restricted shares of our Company’s common stock. The 2003 Plan is limited to stock option grants and restricted stock awards covering up to 500,000 shares of our Company’s common stock. Since 2003, 452,950 shares of restricted stock have been awarded to executive and non-executive employees that are not included in Column A above, but are taken into account under Column C above. During 2007, a total of 37,800 shares of restricted stock were awarded to executive and non-executive employees.

EXECUTIVE OFFICERS

Provided below are the names, ages and principal occupation or employment, for at least the last five years, for all of the persons who are our executive officers, including our five Named Executive Officers as of December 31, 2007.

Name	Age	Experience
Shirley Singleton	56	Chairman, President and Chief Executive Officer. For full biographical information consult “Item 1 - Election of Directors—Nominees for Election.”

David Clancey	52	Executive Vice President, Chief Strategy Officer and Chief Technology Officer of our Company since June 2006. Before assuming his current title, Mr. Clancey served as our Executive Vice President—Chief Technology Officer from 2001 to 2006 and as Edgewater Delaware’s Senior Vice President—Chief Technology Officer from 1992 until 2001. Mr. Clancey co-founded Edgewater Delaware in 1992 with Ms. Singleton. Prior to co-founding Edgewater Delaware, Mr. Clancey was a Systems Architect and Chief Technology Officer at Logica North America.

David Gallo	46	Chief Operating Officer of our Company since June 2001. Mr. Gallo joined our Company at its inception in 1992 and was its General Manager until he became its Chief Operating Officer in March 2000. Prior to joining Edgewater Delaware, Mr. Gallo was a Systems Manager at Mellon Bank in Boston, Massachusetts.

Kevin R. Rhodes	39	Chief Financial Officer of our Company since January 2002. Mr. Rhodes joined our Company as Vice President—Finance in April 2001. Mr. Rhodes is also Edgewater Technology, Inc.’s Treasurer and Corporate Secretary. Prior to joining the Company, Mr. Rhodes was Vice President—Finance at Eliassen Group, Inc. in Wakefield, Massachusetts from 1997 to March 2001. From 1992 to 1996, Mr. Rhodes was a Regional Controller at Waste Management, Inc. in Wakefield, Massachusetts. Mr. Rhodes is a certified public accountant.

Kristin Zaepfel	44	Vice President of Human Resources of our Company since September 2003. Ms. Zaepfel joined our Company in September 2003, and previously served as Senior Vice President of Human Resources for Xchange, Inc. from 1998 to 2003. Ms. Zaepfel has also held various Human Resources positions at such organizations as HPR, Inc., Mellon Bank Corporation and The Boston Company.

Robin Ranzal-Knowles	41	President of Edgewater Technology-Ranzal, Inc. (“Ranzal”) since October 2004. Prior to joining Edgewater, Ms. Ranzal-Knowles was the founder, owner and President of Ranzal and Associates, Inc., from March 1996 to October 2004. Ms Ranzal-Knowles became a Named Executive Officer of the Company in June 2007.

REPORT OF THE AUDIT COMMITTEE

General

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in its oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent auditors, and the Company’s internal financial and accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace the Company’s independent auditors. The members of the Audit Committee are Paul E. Flynn, Nancy L. Leaming, and Wayne Wilson. The Board of Directors has determined that each of the members of the Audit Committee is “Independent” as defined under NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that each member of the Audit Committee has the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the Securities and Exchange Commission.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors. A copy of the Audit Committee’s current charter is posted on the Company’s website at www.edgewater.com.

The Audit Committee met nine times during 2007. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the overall scope and plans for its audits. The Audit Committee regularly met privately with the independent auditors, who have unrestricted access to the Audit Committee.

The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2007 and has discussed them with both management and the independent auditors. The Audit Committee also discussed with management and the independent auditors the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The independent auditors have provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent auditors its independence from the Company. When considering the auditors’ independence, the Audit Committee considered whether their provision of services to the Company, beyond those rendered in connection with their audit of the Company’s consolidated financial statements and review of the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, were compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by the independent auditors, and approved the amount of fees paid for such services.

Based on the reviews and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee has also selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.

The Audit Committee:

Wayne Wilson, Chairman

Paul E. Flynn

Nancy L. Leaming

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Membership and Interlocks

The Compensation Committee is responsible for discharging the responsibilities of the board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee.

The current members of the Compensation Committee are Barry B. White, Chairman, Paul E. Flynn, Nancy L. Leaming and Wayne Wilson. The Board of Directors has determined that the members of the Compensation Committee are “Independent” as defined under NASDAQ Marketplace Rules. No member of the Compensation Committee is or has ever been one of our officers or employees of Edgewater Technology, Inc. No interlocking relationship exists between the current or prior members of the Compensation Committee and the board of directors or compensation committee of any other company.

The Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007 with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2007 for filing with the SEC.

The Compensation Committee:

Barry B. White, Chairman

Paul E. Flynn

Nancy L. Leaming

Wayne Wilson

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Edgewater Technology, Inc. executive officers identified in the Summary Compensation Table (the “Named Executive Officers”) presented under Compensation of Named Executive Officers. As more fully described in the Report of the Compensation Committee on Executive Compensation on the preceding page, the Compensation Committee of the Board (the “Compensation Committee”) makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers.

Compensation Philosophy

Our compensation programs are designed to attract, retain and compensate Edgewater’s key employees, while motivating them to achieve superior performance. Different programs are geared to short- and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, expectations and rewards. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives primarily should reflect their success as a management team, in attaining key operating objectives, such as growth in revenue and growth in earnings before interest, taxes, depreciation and amortization (“EBITDA”), the development of long-term competitive advantage, and, to a lesser extent, individual performance goals and objectives. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several components, and the most important elements are illustrated in the table below.

	Pay Element	What the Pay Element Rewards	Why Edgewater Uses the Element
Base Salary	Base Salary	Pay for market performance in the executive role. Base salary adjustments can allow the Committee to reflect an individual’s performance or changed responsibilities.	• Market practice and competitive factors. • To attract and retain executive talent.

Short-Term Incentives	Annual Executive Incentive Bonuses	Provides benefits for achievement of objective goals and financial success, mainly through revenue growth and EBITDA objectives, and to a lesser extent individual performance.	• Market practice and competitive factors. • To motivate performance and meet annual goals.

Long-Term Incentives	Stock Options	Focus executives on increasing stock price over a minimum three-year vesting period and a maximum ten-year option term.	Stock options reward executive for increases in stockholder value.

	Restricted Stock	Retain executives over a vesting period (typically over five years) by conditioning delivery of underlying shares of Edgewater Technology, Inc. stock on continued employment during vesting period.	Restricted Stock awards reward past success and can help retain executives in a challenging business environment. They give additional upside rewards for increases in stockholder value.

	Stock Ownership Guidelines	The Company expects its CEO and other Named Executive Officers to satisfy stock ownership guidelines equal to three-times and one-time their base salary, respectively.	Fosters long-term stock ownership and aligns executives’ interests with those of stockholders.

For more detail regarding these components, see “Individual Elements of Compensation; 2007 Compensation Decisions” included elsewhere herein.

Historical Compensation; Compensation Links to Performance

Edgewater’s historical operating strategy can be evidenced by the philosophy that success in its business sector is best measured by performance in a marathon, not a sprint. Our historical compensation policies and practices have mirrored this operating strategy, as past compensation incentives have been implemented as a direct extension of this operating strategy, and payouts have been made only when fundamental operating performance, such as delivery excellence, revenue growth and EBITDA growth, has been achieved.

At the outset of 2007, Edgewater established strategic goals to achieve growth in revenue and continued profitability, which the Company measures with EBITDA. These goals represented a focused continuation of the historical operating goals previously described. For 2007, the Committee established target bonus opportunities premised on specified revenue growth and EBITDA levels and individual executive management objectives, as described in greater detail under “Individual Elements of Compensation at Edgewater; 2007 Compensation Decisions—Annual Incentive Compensation.”

Compensation Consultants

Edgewater, from time to time, has engaged compensation consultants to provide advice and recommendations to the Compensation Committee. During 2006, in connection with discussion surrounding the 2007 renewal of executive employment contracts within our management group, the Compensation Committee engaged a compensation consultant to advise them with respect to the compensation packages of the management group. The Compensation Committee retained the services of Towers Perrin (the “Compensation Consultant”) and charged them, among other things, with conducting a competitive assessment of our executive compensation. In addition to speaking with members of our Compensation Committee, they obtained historical compensation data and insight into previous compensation practices from Edgewater. In preparing its compensation analysis, Towers Perrin analyzed published compensation surveys and developed a list of peer companies consisting of firms comparable in size and industry to Edgewater (including Answerthink, Diamond Management and Technology Consultants, eLoyalty, Inforte, Manatron, Perficient, Pinnacle Data Systems, RightNow Technologies, Sapient, Sento, Technology Solutions and The A Consulting Team). Their recommendations with respect to base salary, bonus and equity incentive compensation were based on the recommended peer group because the firms included in that group were more similar in size to ours and were more consistent in industry focus than any other available peer group. Our Compensation Committee utilized the Compensation Consultant’s recommendations as a frame of reference in developing Edgewater’s compensation program, which included determinations concerning salary and incentive compensation objectives, awards and payments involving 2007 compensation.

During 2007 and 2008, the Company engaged DolmatConnell & Partners and our Compensation Committee utilized their recommendations in establishing the terms of the 2008 Director compensation program, 2008 salary and incentive compensation target levels for our Named Executive Officers, the 2008 Omnibus Plan, the 2008 Interim Plan and the 2008 ESPP Plan.

Overall Compensation Goals

The goals of our executive compensation program are to:

•	compensate executive employees in a manner that realistically aligns the employee’s interests with the interests of our stockholders;

•	encourage continuation of our Company’s entrepreneurial spirit;

•	reward executives for successful long-term strategic management;

•	recognize outstanding performance; and

•	attract and retain highly qualified and motivated executives.

The Compensation Committee seeks to effectuate these goals by setting base salaries for our executives that are competitive with those of our peers and authorizing incentives that enable total compensation to be in line with peer total compensation levels. Further, we place an important emphasis on “pay for performance,” as we believe that meaningful portions of a total compensation opportunity should be at risk. In addition, Edgewater believes that total compensation should reflect and properly reward outstanding performance, including performance above targeted levels.

We believe the mix of base salary, bonuses, stock option grants and restricted stock awards described below furthers our objectives, is consistent with our philosophy described previously and effectively links executive compensation to our Company’s operational performance.

Individual Elements of Compensation; 2007 Compensation Decisions

The current compensation program for the Named Executive Officers is composed of three primary elements: annual base salaries and benefits; annual incentive compensation, in the form of cash bonus awards made under the incentive bonus plan; and long-term incentives, consisting of stock options and restricted stock grants.

Annual Base Salaries and Benefits

Annual compensation consists of base salaries and benefits. These elements of Edgewater’s compensation program are intended to provide a degree of compensation certainty to executives by providing a reasonable amount of compensation that is not at-risk for performance.

Base Salaries. Each Named Executive Officer, with the exception of Ms. Ranzal-Knowles, is a party to an employment agreement that was negotiated at arm’s length in June 2007 (collectively the “2007 Employment Agreements” or individually as the “2007 Employment Agreement”). The 2007 Employment Agreements superseded the existing executive officer employment agreements that were entered into in 2003 (collectively the “2003 Employment Agreements” or individually the “2003 Employment Agreement”). The 2007 Employment Agreements are described under the section entitled “Compensation of Named Executive Officers—Employment Agreements.” Our executive compensation strategy generally is for executives to receive a salary in line with the market, while being eligible for bonuses, stock option grants or restricted stock awards that generally generate value based on Company and individual performance. We believe that competitive base salary levels in combination with performance and stock-based incentives provide our executives with the potential to earn competitive industry total executive compensation levels, if objective goals for our Company and individual performance goals are achieved.

Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions within companies that compete with our Company for executive talent, including industry competitors, companies of comparable size in our key geographic markets, competitive vertical practices, and companies with comparable revenues or profitability in other industries. Our compensation assessment efforts were assisted by our Compensation Consultant, which conducted a benchmark study of our Company to a peer group of companies. Our Compensation Consultant reported to the Compensation Committee that the historical base salary levels paid to our Named Executive Officers were competitive, when compared to the peer group of companies.

In reviewing and establishing salaries for the Named Executive Officers for 2007, the Committee considered the Company’s past performance, individual performance and experience and, with respect to the Named Executive Officers other than the Chief Executive Officer, recommendations made by Ms. Singleton. Additional factors considered in setting salary levels was the Committee members’ business judgment about the appropriate level of salary to retain, motivate and reward individual executives and to a certain extent, recommendations by our Compensation Consultant. The foregoing factors and baseline amounts under past employment agreements influenced base salary compensation levels for 2007, which were established (and were effective) April 13, 2007 as follows: Ms. Singleton $325,000; Mr. Clancey $275,000; Mr. Gallo $275,000; and Mr. Rhodes $180,000. At the beginning of 2007, Ms. Ranzal-Knowles was not an executive officer; her 2007 salary ($250,000) was established pursuant to historic compensation policies applicable to Ranzal.

Base salary levels for Ms. Singleton and Messrs. Clancey and Gallo have not changed since the date of their 2007 Employment Agreement. On March 5, 2008, the Compensation Committee approved a market-based adjustment and increased the annual salary level of Mr. Rhodes, effective March 5, 2008, to $200,000. Additionally, the Compensation Committee increased the annual salary for Ms. Ranzal-Knowles, who became a Named Executive Officer of the Company in June 2007, to $275,000. No employment agreement exists between Ms. Ranzal-Knowles and the Company.

Benefits. The Company’s Named Executive Officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, flexible spending accounts, short-term and long-term disability, fitness club reimbursement, and opportunities to participate in Edgewater’s employee stock purchase program and 401(k) plan. For 2007, benefits and perquisites included excess life insurance provided to our Chief Technology and Strategy Officer and a monthly automobile allowance that was provided to each of our Named Executive Officers. The Company matches up to 30% of the employee’s 401(k) plan contributions, up to the first 6% of such employee’s salary. In general, the benefits described above are competitive with the marketplace. Please refer to “Compensation of Named Executive Officers—Summary Compensation Table” and the related footnotes for additional information about benefits.

Annual Incentive Compensation

Incentive compensation consists of cash bonuses and awards made under the incentive bonus plan, and its objective is to motivate executives annually, and to promote long-term growth. We refer to these opportunities as “bonus” opportunities consistent with historical practice. However, for “Summary Compensation Table” purposes awards and payouts appear under the column “Non-Equity Incentive Plan Compensation” and not under the “Bonus” column, consistent with recent SEC rule changes.

Executive Incentive Bonuses. Future cash bonus payments will be made in accordance with our incentive bonus plan, under which we adopt annual incentive goals at regularly scheduled meetings of our Board of Directors and Compensation Committee following the release of prior year financial results. Our incentive bonus plan represents an important element of our compensation strategy, since achieving performance targets enables our executives to attain total current compensation in line with peer pay levels. In contrast, failure to achieve performance targets may result in total current compensation for our executives to fall below, possibly substantially below, peer compensation levels.

In March of each year, the Committee decides whether to grant individual cash bonuses and determines the amount of these bonuses and awards. The performance bonuses for 2007 for the Company’s Named Executive Officers primarily were based on satisfaction of individual performance objectives and Company performance (and Ranzal performance in the case of Ms. Ranzal-Knowles). Company performance goals were focused on the attainment of service revenue and EBITDA targets for the Company; for these purposes, EBITDA includes all applicable incentive bonus plan expense accruals. The Committee’s review of bonuses was based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance.

Elements of the 2007 Incentive Bonus Plan Opportunity. For the 2007 fiscal year, the Committee established the following cash bonus opportunities and objectives for the Named Executive Officers (with the exception of Ms. Ranzal-Knowles):

1)	80% of the aggregate bonus opportunity (the “Objective Bonus Opportunity”) was authorized for satisfaction of objective factors, for which

•	up to 60% of the Objective Bonus Opportunity was dependent upon the satisfaction of service revenue goals, and

•	up to 40% of the Objective Bonus Opportunity was dependent upon the satisfaction of EBITDA goals;

in furtherance of this objective goal, the Committee established specified performance target levels for service revenue and for EBITDA in 2007, which we refer to generally as “Objective Target Performance”; and

2)	20% of the aggregate bonus opportunity is discretionary, and was authorized for satisfaction of individual executive management objectives (the “Executive Management Bonus Opportunity”) that were specifically set for each executive.

2007 Objective Bonus Opportunity. The 2007 Objective Bonus Opportunity authorization did not require satisfaction of both revenue and EBITDA goals. Thus, to the extent the Company’s revenue goals were satisfied in full, but the corresponding target EBITDA goals had not been met, 60% of such applicable bonus opportunity would be payable; conversely, to the extent EBITDA target goals were satisfied in full, but corresponding service revenue goals had not been met, 40% of such applicable bonus opportunity would be payable. In addition, objective minimum performance standards were authorized such that more than 60% of such bonus opportunity could be payable in the event service revenue exceeded the minimum performance goal, but did not satisfy the corresponding EBITDA target goal in full. Likewise, more than 40% of such bonus opportunity could be payable in the event EBITDA exceeded the minimum performance goal, but did not satisfy the corresponding service revenue target goal in full. In determining the amount of Objective Bonus Opportunity payable: if service revenue exceeds minimum goals but falls short of target service revenue levels, the amount of revenue-based bonus is determined under a pro rata calculation based on where revenue falls relative to the minimum and target levels; determination of the EBITDA-based bonus generally depends upon whether EBITDA levels correspond to targeted revenue levels, with targeted EBITDA, as a percentage of revenue, increasing based on each successively higher level of revenue performance, due to targeted EBITDA contribution expectations being higher at increasing levels of revenue performance. For instance, targeted EBITDA contribution, as a percentage of revenue, is 18% higher at the target revenue level, as compared to EBITDA at the minimum revenue level that will generate a bonus payout.

Executive Management Bonus Opportunity. The 2007 Executive Management Bonus Opportunity was established on an individual basis for each Named Executive Officer based upon the expected professional contribution of each functional executive position and the impact of such contribution on the overall strategic and operational goals of the Company.

Total Eligible Bonus Opportunity. The aggregate total eligible bonus opportunity for each of the Named Executive Officers was determined in relation to the percentage of base salary.

For 2007, the total eligible bonus opportunity for the Named Executive Officers was as follows:

Executive	Aggregate Eligible Bonus as a % of Salary	$ Amount of Aggregate Eligible Bonus Opportunity
Shirley Singleton	100%	$325,000
Robin Ranzal-Knowles	100%	250,000
David Clancey	100%	275,000
David Gallo	100%	275,000
Kevin R. Rhodes	75%	135,000

Based on the components noted above for each Named Executive Officer other than Ms. Ranzal-Knowles, for 2007: 48% of each aggregate eligible bonus opportunity was tied to achievement of service revenue goals (as calculated by multiplying the 80% Objective Bonus Opportunity times the 60% service revenue component goal); 32% of such aggregate eligible bonus opportunity was tied to achievement of EBITDA goals (as calculated by multiplying the 80% Objective Bonus Opportunity times the 40% EBITDA component goal); and 20% of each such aggregate eligible bonus opportunity was tied to achievement of individual executive management goals.

The Committee further authorized proportionate bonus opportunities for any service revenue and EBITDA performance that exceeded objective performance levels under the plan. These authorizations were made to encourage stretch performance, with potential payouts calculated in a fashion consistent with the calculation of Objective Bonus Opportunity target amounts, but commensurate with any additive contribution of revenue and EBITDA in excess of Objective Target Performance levels.

The Committee believes that annual bonuses motivate executives and reward them for good performance by providing tangible benefits for achieving specific objectives that will lead to an increase in Edgewater operating results. The goal of the incentive bonus plan is to reward performance and to bring total annual current compensation (salary and bonus) in line with peer company compensation levels.

Due to the Company’s results during 2007, executives, other than Ms. Ranzal-Knowles, were paid an annual bonus at 67% of each individual’s aggregate eligible bonus opportunity amount. The award of these bonuses was based on the aggregate performance of Edgewater relative to service revenue and EBITDA goals and the growth in such metrics during 2007, as well as the general discretion from the Compensation Committee relating to satisfaction of individual performance objectives. Edgewater’s revenue and EBITDA metrics met or exceeded the minimum payout thresholds established by the Compensation Committee for 2007. In addition, individual performance goals were satisfied in full. The maximum 2007 aggregate bonus opportunity for such executives, other than Ms. Ranzal-Knowles, was not achieved due to lower-than-anticipated revenue as a result of a slow down in customer decision making processes and a delay in the launching of previously signed deals during the second half of 2007. Ms. Ranzal-Knowles received a 2007 bonus of $290,000, which exceeded her eligible bonus opportunity due to Ranzal performance that exceeded revenue and EBITDA goals.

The timing of the acquisitions in 2007 of Alecian Corporation, Lynx Business Intelligence Consulting, Inc. and Vertical Pitch, LLC, each of which occurred in the second half of 2007, precluded the results of their operations from being included in the determination of the 2007 fiscal year incentive bonus plan. Regardless, annual bonus award goals and determinations are based on core business performance (“Core Performance Bonus Goals”), and future acquisitions will affect annual incentive bonus payouts after the expiration of applicable integration or earnout periods. Instead, stand-alone incentives for the newly acquired business and management will likely be established. Thus, in the future, the results of any newly acquired business generally will not be considered for purposes of whether executive goals are met and will not impact whether “plan” is “made” or “missed.”

2008 Bonus Authorization. On March 5, 2008, the Compensation Committee established target bonus opportunities for the Named Executive Officers at the following amounts: Ms. Singleton, $325,000; Ms. Ranzal-Knowles, $275,000; Mr. Clancey, $275,000; Mr. Gallo, $275,000; and Mr. Rhodes, $150,000. These authorizations were made in recognition of the factors considered in setting 2008 salary levels (as described in “—Base Salaries” above) and in order to provide meaningful incentive opportunities to drive satisfaction of performance objectives. Objective Bonus Opportunities and Executive Management Bonus Opportunities for 2008 will be weighted in a fashion similar to that identified above (for 2007) under “—Elements of the 2007 Incentive Bonus Plan Opportunity.”

Refer to the “Summary Compensation Table” and the related footnotes for additional information about incentive bonuses.

Long-Term Stock Awards

We have granted in the past, and we also intend to grant or award in the future, to our executives and other key employees, stock options and restricted stock awards. Options have been, and will be, granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant, and on such dates consistent with the policy described under “—Timing Stock-Based Incentive Awards.” Options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. Restricted stock awards, although having immediate value upon the date of the award, are subject to time vesting provisions, which generally require an executive to remain with our Company during the time vesting period, before being able to access the value of any such awards. We anticipate that future option grants or restricted stock awards will be based on an objective and/or subjective analysis of various performance criteria primarily based upon operating metrics such as service revenue and EBITDA growth. Restricted stock will more than likely be awarded at the par value of our Company’s common stock, which is $.01 per share.

The value of long-term stock awards is primarily based on the performance of Edgewater common stock and therefore is designed to align the executives’ interests with those of the Company’s stockholders. A stock option is the right to purchase shares of common stock of the Company generally within seven to ten years after the date of grant.

In April 2007, as part of the review of the Company’s compensation practices, the Committee approved the grant of the following stock option awards for the Named Executive Officers: Ms. Singleton, 71,000 shares, Ms. Ranzal-Knowles, 30,000 shares, Mr. Clancey, 31,750 shares, Mr. Gallo, 47,000 shares, and Mr. Rhodes, 23,250 shares. Ms. Ranzal-Knowles was not elected an executive officer until June of 2007. Each award contained an exercise price of $9.07 per share and vested in equal increments annually over a six-year period. The Committee further granted an award of restricted stock for the following number of shares to Ms. Singleton, 6,600 shares, Messrs. Clancey and Gallo 4,500 shares each, and Mr. Rhodes 2,300 shares, in each case based on satisfaction of five-year vesting conditions.

In general, the Company’s long-term stock awards are based upon each executive’s historical contributions, experience and tenure with the Company, past and expected future contributions to the Company, and in part after examining the competitive marketplace. The 2007 stock and option awards were made in recognition of improved comparative revenue and EBITDA between 2007 and 2006. In addition, the Committee considered recommendations received from Ms. Singleton (relating to executives other than the Chief Executive Officer) with regard to individual stock-based compensation awards. These long-term stock awards were designed primarily as an additional element of compensation in light of past operating successes. The amount of each award was considered in recognition of the foregoing factors, including peer compensatory data compiled by our Compensation Consultant.

The 2007 award components consisted of restricted stock, which is designed to provide immediate compensatory value for past success, and stock options, which are primarily designed to provide incentives for the creation of stockholder value. The potential gain under the 2007 options will correlate with gains for stockholders generally since there is a direct correlation between the upside value connected with stock price appreciation over the grant date stock price and exercise price values. These two components fully satisfied the Compensation Committee’s objectives to reward past performance, establish meaningful value-creating incentives for the future and further support the Company’s strategic and operating goals.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Additional Consideration Given to Annual and Long-Term Incentive Awards

Following the public release of prior year-end financial results, the Committee decides whether to grant individual cash bonuses and long-term stock awards, and determines the amount of these bonuses and awards, based on the factors previously discussed. The Committee’s review of total compensation opportunities is based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance, as well as market and competitive factors.

The Committee also compares the Company’s performance to that of its peer competitors and noted that the Company posted comparatively stronger results for 2007 in the areas of revenue growth (12% year-over-year service revenue growth in 2007) as well as EBITDA growth (17% year-over-year EBITDA growth in 2007). Additionally, companies with comparable revenues in our industry, as well as similar industries, also were surveyed to ensure that executive compensation was competitive in the overall marketplace. The Compensation Committee believes that the Company should provide total compensation to its executives that is competitive among its peers in order to continue attracting and retaining the most talented people. While the Compensation Committee considered the foregoing performance factors in making individual compensation decisions, the Committee also applied its own business judgment and took into consideration the recommendations made by its Compensation Consultant in making final determinations.

Tax Considerations

The Compensation Committee has structured, and intends to continue to structure, performance-based compensation, including grants of equity and annual bonuses, to executive officers who may be subject to

Section 162(m) in a manner that satisfies those requirements. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to certain of the Company’s Named Executive Officers for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The 1996 Plan was approved by our stockholders at our May 8, 1998 Annual Stockholders’ Meeting and was designed to meet the requirements of Section 162(m) with respect to stock option awards. The 2008 Omnibus Plan and 2008 Interim Plan are designed to meet the requirements of Section 162(m), subject to stockholder approval. The 2000 Plan and the 2003 Plan have not been approved by our Company’s stockholders, such that any compensation related to stock option grants or restricted stock awards to executive officers or directors under these plans that would cause an executive’s compensation to exceed $1.0 million may not be deductible under Section 162(m) of the Internal Revenue Code. The Committee reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued there under, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2007, compensation paid to our employees was fully deductible under Section 162(m).

Accounting Considerations

The Compensation Committee also considers the effects certain types of equity awards have on the financial statements of the Company. Effective January 1, 2006, the first day of the Company’s 2006 fiscal year, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” (“SFAS No. 123R”), using the modified prospective transition method. Accordingly, prior period amounts have not been restated.

Prior to the adoption of SFAS No. 123R, the Company followed the intrinsic value method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock issued to Employees” (“APB No. 25”) to account for issuances of stock options, restricted stock awards and shares through the Company’s Employee Stock Purchase Plan (“ESPP”). Accordingly, no compensation expense was recognized in connection with the issuance of stock options and shares issued under the ESPP; however, compensation expense was recognized in connection with the issuances of restricted stock awards. The adoption of SFAS No. 123R primarily resulted in a change in the Company’s method of recognizing the fair value of share-based compensation and estimating forfeitures for all unvested awards. Specifically, the adoption of SFAS No. 123R resulted in the Company recording compensation expense for all of its share-based awards programs.

Timing of Stock-Based Incentive Awards

The Company historically has not formalized a set program, plan or practice to time equity awards, including option grants, to its Named Executive officers or directors in coordination with the release of material non-public information. Commencement of Service Awards are typically timed to coincide within 90 days of the start date of such new employee or director or promoted employee. Aside from Commencement of Service Awards, the grant date of option awards to a Named Executive Officer typically occurs after the public release of prior year-end financial results and within one month of the filing of our Annual Report on Form 10-K with the SEC reflecting such financial results. In addition, Directors receive automatic grants of options at each Annual Meeting of Stockholders at which they are re-elected to the Board by stockholders.

Restricted stock awards have been made at the discretion of the Compensation Committee; they have been awarded in tandem with the grant of options in 2006, in connection a single performance grant made in 2005, and shortly after the 2003 Annual Meeting of Stockholders, as the sole equity award for 2003. Future equity awards to Named Executive Officers are expected to be authorized in a given fiscal year during the first quarter, after the release of prior year financial results and at the regularly scheduled March meeting of the Board of Directors and Compensation Committee.

Stock Ownership Guidelines

In March 2005, the Company’s Compensation Committee established stock ownership guidelines, as ratified by the Company’s Board, for the Company’s Directors and Named Executive Officers (the “Management Group”). The objective of the stock ownership guidelines is to increase the Management Group’s equity stake in the Company and more closely align their interests with those of our stockholders. For Named Executive Officers, these guidelines provide that within a three-year period, each Named Executive Officer, excluding the Company’s Chief Executive Officer (or CEO), should attain an investment position representative of a weighted combination of directly owned shares, vested “in-the-money” stock options and/or restricted stock awards, in Edgewater stock equal to the sum of their annual base salary. Within the same three-year period, the Company’s CEO will be required to attain an investment position equal to three times her annual base salary. For Directors, these guidelines provide that existing Directors will be required to own 5,000 shares of the Company’s stock. Each existing Director will have twelve months to comply with the guidelines. Each new Director elected to the Company’s Board will have two years from the effective date of their appointment to directly own 5,000 shares of the Company’s stock. Apart from the above, we have created no incentives, disincentives or facilitative programs in connection with the stock ownership guidelines. Each Director and Named Executive Officer has satisfied applicable stock ownership guidelines.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

This section describes the compensation paid, or payable, to the President and Chief Executive Officer and the other Named Executive Officers in 2007.

Summary Compensation Table

Name and Principal Position	Year	(1) Salary	(2) Option Awards	(2) Share Awards	(3) Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		(4) All Other Compensation	Total
Shirley Singleton, Chairman, President and Chief Executive Officer	2007 2006	$308,846 275,000	$108,767 62,056	$97,360 80,277	$216,058 231,000	$	— —	$23,233 17,360	$754,264 665,693

Robin Ranzal-Knowles(5), President of Edgewater Technology-Ranzal, Inc.	2007	250,000	22,629	82,013	290,000		—	19,405	664,047

David Clancey, Executive Vice President, Chief Strategy Officer and Chief Technology Officer	2007 2006	264,338 242,000	64,972 40,681	81,091 69,531	182,818 203,280		— —	28,854 25,731	622,073 581,223

David Gallo, Chief Operating Officer	2007 2006	261,431 233,000	71,498 40,681	57,316 45,756	182,818 163,100		— —	18,248 20,535	591,311 503,072

Kevin R. Rhodes, Chief Financial Officer, Treasurer and Secretary	2007 2006	170,308 150,000	36,077 43,552	16,711 10,893	89,747 78,750		— —	19,683 19,680	332,526 302,875

(1)	On June 12, 2007, our Company entered into the 2007 Employment Agreements with Ms. Singleton, Mr. Clancey, Mr. Gallo and Mr. Rhodes. Under the respective 2007 Employment Agreements, Ms. Singleton’s minimum annual base salary was set at $325,000, Mr. Clancey’s minimum annual base salary was set at $275,000, Mr. Gallo’s minimum annual base salary was set at $275,000 and Mr. Rhodes minimum annual base salary was set at $180,000. On June 12, 2003, our Company entered into the 2003 Employment Agreements with Ms. Singleton, Mr. Clancey and Mr. Gallo. Under the employment agreements, Ms. Singleton’s minimum annual base salary was set at $275,000, Mr. Clancey’s minimum annual base salary was set at $242,000 and Mr. Gallo’s minimum annual base salary was set at $233,000. On May 22, 2003, Mr. Rhodes entered into a four-year employment agreement with the Company, which provided for a minimum annual base salary of $150,000.
(2)	Amounts are based on expense recognized for financial statement purposes in 2007 and are related to awards made in 2007 and prior periods. The reported amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See “Item 8—Financial Statements and Supplementary Data—Note 11” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of the Company’s equity awards.
(3)	Represent amounts earned by each Named Executive Officer under the Company’s 2007 performance-based annual incentive plan. Refer to “Compensation Discussion and Analysis” elsewhere herein.
(4)	Items include (a) matching contributions made to the Company’s 401(k) plan on behalf of the Named Executive Officers; (b) medical, dental and disability insurance; (c) excess life insurance for Mr. Clancey; and (d) a monthly automobile allowance that was provided to our Chief Executive Officer, President of Edgewater Technology-Ranzal, Inc., Chief Strategy and Technology Officer, Chief Operating Officer and Chief Financial Officer.
(5)	Ms. Ranzal-Knowles became a Named Executive Officer of our Company in June 2007.

Employment Agreements

Ms. Singleton, Mr. Clancey and Mr. Gallo entered into prior four-year employment agreements with our Company on June 12, 2003 and Mr. Rhodes entered into a prior four-year employment agreement with our Company on May 22, 2003. The prior employment agreements for Ms. Singleton, Mr. Clancey, Mr. Gallo and Mr. Rhodes are collectively referred to as the “Old Employment Agreements” and separately as the “Old Employment Agreement.” The Old Employment Agreement for Mr. Rhodes expired on May 23, 2007, while the Old Employment Agreements for Ms. Singleton, Mr. Clancey and Mr. Gallo expired on June 12, 2007.

On June 12, 2007, the Company entered into new employment agreements with Ms. Singleton, Mr. Clancey, Mr. Gallo and Mr. Rhodes. The new employment agreements for Ms. Singleton, Mr. Clancey, Mr. Gallo and Mr. Rhodes are collectively referred to as the “New Employment Agreements” and separately as the “New Employment Agreement.” Ms. Singleton’s New Employee Agreement provides for and governs her services as the Company’s President and Chief Executive Officer through December 31, 2010. Mr. Clancey’s New Employee Agreement provides for and governs his services as the Company’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer through December 31, 2010. Mr. Gallo’s New Employee Agreement, as amended in 2008, provides for and governs his services as the Company’s Chief Operating Officer through June 11, 2009. Mr. Rhodes’s New Employee Agreement provides for and governs his services as the Company’s Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial and Accounting Officer) through December 31, 2009.

The New Employment Agreements provide for a minimum annual base salary and a bonus to be determined annually based on incentives and performance targets with respect to our Company, as determined by the Compensation Committee. Annual bonuses, if payable, under the Existing Employment Agreements, will be paid in cash.

The New Employment Agreements contain a covenant not to compete with our Company, concerning our business, employees and customers during the term of the Existing Employment Agreements and for the one-year period immediately following termination with our Company, subject to certain exceptions.

If either Ms. Singleton or Mr. Clancey are terminated without cause or either Ms. Singleton or Mr. Clancey terminate their respective New Employment Agreements for Good Reason (as defined below) in the absence of a Change of Control (as defined below) involving our Company, then our Company is required to pay to each such affected officer an amount equal to the greater of: (1) his or her then annual base salary, as applicable, over the remaining term of their respective Employment Agreement, plus the amount of his or her, as applicable, prior year’s cash bonus; or (2) the sum of one year’s annual base salary then in effect, plus the greater of 50% of such annual base salary then in effect or the amount of his or her, as applicable, prior year’s cash bonus paid.

“Good Reason” generally means the assignment of any duties inconsistent with his or her position, authority, duties, responsibilities, a change in location of employment or requirement to travel, other actions involving a material diminution in position, authority, duties or responsibilities, a material reduction in compensation and/or benefits or Company non-compliance with material provisions of the agreement. A “Change of Control” includes the following events: (1) any person, other than the Company or an employee benefit plan of the Company, acquires 50% or more of the voting power of the Company’s outstanding voting securities; (2) certain specified majority changes in Board composition; or (3) stockholders of the Company approve (a) a merger, business combination or extraordinary transaction whereby Edgewater stockholders would not own at least 75% of the outstanding voting securities of the surviving or resulting corporation or (b) a corporate liquidation of the Company.

If Mr. Gallo is terminated without cause or Mr. Gallo terminates his New Employment Agreement for Good Reason in the absence of a Change of Control involving our Company, then our Company is required to pay to Mr. Gallo an amount equal to the greater of: (1) his then annual base salary over the remaining term of his Employment Agreement, plus the amount of his prior year’s cash bonus; or (2) the sum of one year’s annual base salary then in effect, plus the greater of 25% of such annual base salary then in effect or the amount of his prior year’s cash bonus paid.

If Mr. Rhodes is terminated without cause or Mr. Rhodes terminates his New Employment Agreement for Good Reason in the absence of a Change of Control, then, except as noted below, our Company generally is required to pay Mr. Rhodes an amount equal to lesser of: (1) his annual base salary then in effect over the remaining term of the Employment Agreement, plus the amount of his prior year’s cash bonus; or (2) the sum of 1.25 times his then annual base salary, plus the amount of his prior year’s cash bonus; provided, however, if such termination is effected after the fifteenth month of the agreement term (but prior to the scheduled termination date under the agreement) the amount in clause (2) instead shall be payable.

If either Ms. Singleton or Mr. Clancey is terminated without cause or if either of these officers terminate their employment for Good Reason during the term of their New Employment Agreement after a Change of Control, then as to the affected officer, our Company is required to pay an amount equal to the greater of: (1) the annual base salary for such affected officer then in effect under the respective New Employment Agreement for the remaining period of the term, plus the amount of cash bonus for the affected officer paid for the immediately preceding year; or (2) 1.5 times the annual base salary then in effect, plus the amount of the cash bonus paid to the affected officer in the year immediately preceding the year of termination. If Mr. Gallo or Mr. Rhodes are terminated without cause or for Good Reason following a Change of Control, then our Company is required to pay, as applicable, a lump sum amount equal to the greater of: (1) the annual base salary then in effect under the New Employment Agreement for the remaining period of the term, plus the amount of the cash bonus paid in the year immediately preceding the year of termination; or (2) 1.25 times the annual base salary then in effect, plus the amount of his cash bonus paid in the year immediately preceding the year of termination. In these circumstances, Ms. Singleton’s, Mr. Clancey’s, Mr. Gallo’s or Mr. Rhodes’s non-compete applies for six months following the date of termination.

The New Employment Agreements establish the following minimum annual base salary levels, subject to potential future increase based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $325,000; Messrs. Clancey and Gallo, $275,000 each; and Mr. Rhodes, $180,000. Each executive is entitled to an annual cash bonus award that, subject to satisfaction of applicable targets and standards established by the Compensation Committee, can generate cash bonus opportunities up to the following percentage of his or her annual salary: Ms. Singleton, Mr. Clancey and Mr. Gallo, 100% each; and Mr. Rhodes, 75%. In addition, the Compensation Committee has the ability, but is not obligated, to award discretionary cash bonus awards in excess of the percentage target bonus opportunities described above.

Potential Termination Payments and Equity Awards

The New Employment Agreements for certain of our Named Executive Officers, as described above, generally provide for cash payment in the event that their employment with the Company is terminated in certain circumstances by the Company without cause (“Without Cause”) or by such Named Executive Officer for good reason (“Good Reason”) (1) outside of a Change in Control and (2) in connection with a Change in Control. The potential payouts each Named Executive Officer may be eligible to receive in either instance under their respective employment agreements is calculated based upon the measurement criteria described above.

Had the Named Executive Officers covered by employment agreements had their employment terminated as of December 31, 2007, the Named Executive Officers would have been eligible to receive payments, dependent upon whether the termination was for Good Reason or based upon a Change in Control, as set forth in the following table.

Termination Payout Table

	Potential Termination Payments
	Without Cause or for Good Reason (1)			Change of Control
				Termination (2)		Other	Total
Name	Salary and Bonus	(3) Benefits	Total	Salary and Bonus	(3) Benefits	(4) Option Award Acceleration	Total
Shirley Singleton	$1,601,000	$11,312	$1,612,312	$1,601,000	$11,312	$797,730	$2,410,042
David Clancey	1,362,511	34,517	1,397,028	1,362,511	34,517	510,939	1,907,967
David Gallo	438,100	15,680	453,780	506,850	15,680	517,292	1,039,822
Kevin R. Rhodes	303,750	15,571	319,321	584,827	15,571	241,039	841,437
Robin Ranzal-Knowles	—	—	—	—	—	478,975	478,975

(1)	Represents circumstances involving termination Without Cause or for Good Reason outside of any Change of Control.
(2)	Represents circumstances involving termination Without Cause or for Good Reason in connection with a Change of Control.
(3)	Consists of health, dental and life insurance coverage for a period of either twelve or twenty-four months, as provided for under each Named Executive Officer’s existing employment agreement. The reported value is based upon the type of insurance coverage we carried for each Named Executive Officer as of December 31, 2007 and is valued at the premiums in effect on December 31, 2007.
(4)	Certain unvested outstanding equity awards contain Change of Control acceleration provisions, and assuming the applicability and operation of such provisions as of December 31, 2007, the Named Executive Officer could have realized the following values from acceleration (based on the closing price of $7.30 on December 31, 2007 over any applicable exercise price or par value payment obligation for such accelerated awards).

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of stock options and restricted stock awards to the Named Executive Officers during 2007.

Name	Grant Date	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	(2) Exercise or Base Price of Option Awards	(3) Closing Price of Stock on Grant Date	(4) Grant Date Fair Value of Option Awards
		Threshold	Target	Threshold	Target
Shirley Singleton	4/13/07	$162,500	$325,000	$—	$—	—	71,000	$9.07	$9.07	$318,534
Shirley Singleton	4/13/07					6,600	—	—	—	59,796

Robin Ranzal-Knowles	4/13/07	150,000	250,000	—	—	—	30,000	9.07	9.07	134,592

David Clancey	4/13/07	137,500	275,000	—	—	—	31,750	9.07	9.07	142,443
David Clancey	4/13/07					4,500	—	—	—	40,770

David Gallo	4/13/07	137,500	275,000	—	—	—	47,000	9.07	9.07	210,861
David Gallo	4/13/07					4,500	—	—	—	40,770

Kevin R. Rhodes	4/13/07	67,500	135,000	—	—	—	23,250	9.07	9.07	104,309
Kevin R. Rhodes	4/13/07					2,300	—	—	—	20,838

(1)	These awards are described in detail under “Compensation Discussion and Analysis—Annual Incentive Compensation; Total Eligible Bonus Opportunity.”
(2)	The exercise price of the stock option awards is equal to the closing price of the Company’s Common Stock as reported on NASDAQ Stock Market System on the date the option awards were approved by the Compensation Committee.
(3)	The measurement date used to value each of the stock option awards and stock units granted to the Named Executive Officers was based upon the date the options and units were approved by the Compensation Committee, which was April 13, 2007.
(4)	Amounts are based on expense recognized for financial statement purposes in 2006 and are related to awards made in 2007. The reported amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See “Item 8 – Financial Statements and Supplementary Data - Note 11” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of the Company’s equity awards.

Outstanding Equity Awards at Fiscal Year End

	Stock Option Awards					Stock Awards
	(1) Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	(2) Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive or Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
Shirley Singelton	444,265	—	—	$6.25	8/31/10	—	$—	—	$—
	13,835	—	—	4.40	1/11/12	—	—	—	—
	125,000	—	—	3.72	3/21/12	—	—	—	—
	30,000	60,000	—	6.18	3/10/16	—	—	—	—
	—	71,000	—	9.07	4/13/14	—	—	—	—
	—	—	—	—	—	—	—	43,400	316,820

Robin Ranzal-Knowles	12,000	8,000	—	4.95	10/4/14	—	—	—	—
	—	30,000	—	9.07	4/13/14	—	—	—	—
	—	—	—	—	—	—	—	48,750	355,875

David Clancey	444,265	—	—	6.25	8/31/10	—	—	—	—
	13,835	—	—	4.40	1/11/12	—	—	—	—
	75,000	—	—	3.72	3/21/12	—	—	—	—
	19,667	39,333	—	6.18	3/10/16	—	—	—	—
	—	31,750	—	9.07	4/13/14	—	—	—	—
	—	—	—	—	—	—	—	32,500	237,250

David Gallo	224,300	—	—	6.02	9/1/10	—	—	—	—
	6,917	—	—	4.40	4/26/11	—	—	—	—
	40,000	—	—	3.80	6/8/12	—	—	—	—
	19,667	39,333	—	6.18	3/10/16	—	—	—	—
	—	47,000	—	9.07	4/13/14	—	—	—	—
	—	—	—	—	—	—	—	27,500	200,750

Kevin R. Rhodes	11,000	—	—	4.00	4/18/11	—	—	—	—
	20,000	—	—	3.80	6/8/12	—	—	—	—
	69,000	—	—	4.55	5/30/13	—	—	—	—
	10,000	20,000	—	6.18	3/10/16	—	—	—	—
	—	23,250	—	9.07	4/13/14	—	—	—	—
	—	—	—	—	—	—	—	11,220	81,906

(1)	Options granted to the Named Executive Officers listed above prior to April 13, 2007 were granted ten years prior to the applicable expiration date. Options granted to the Named Executive Officers listed above on or after April 13, 2007 were granted seven years prior to the applicable expiration date. Options granted before April 13, 2007 generally vest in equal annual installments over a three- or four-year period, dependent upon the plan, and options granted on April 13, 2007 vest in equal installments over six years. Restricted share awards generally vest in equal annual installments over a five-year period.
(2)	The expiration date for each option grant occurs seven to ten years after the date of grant of each option.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	(1) Value Realized on Vesting
Shirley Singleton	—	$—	16,700	$133,813
Robin Ranzal-Knowles	—	—	15,000	118,350
David Clancey	—	—	14,500	115,355
David Gallo	—	—	9,500	76,555
Kevin R. Rhodes	—	—	2,230	18,710

(1)	Represents the cumulative total number of stock awards vested during the current fiscal year multiplied by the fair market value of the Company’s Common Stock on the date the share or shares vested.

ITEM 5—RATIFICATION OF THE AUDITOR APPOINTMENT

The Audit Committee of the Board of Directors and the Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of auditors for ratification by our stockholders at the 2008 Annual Meeting. Before making the selection, the Audit Committee carefully considered the qualifications of Deloitte & Touche LLP as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services.

We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The report of Deloitte & Touche LLP on our Company’s financial statements for the fiscal year ended December 31, 2007 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

Selection of our Company’s independent auditors is not required by our Bylaws or otherwise to be submitted to a vote of the stockholders of our Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors to be directly responsible for the appointment, compensation and oversight of the audit work of our independent auditors. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Audit Fees and Non-Audit Services

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for professional services rendered during the fiscal years ended December 31, 2007 and 2006:

	2007	2006
Types of Fees
Audit Fees	$591,196	$273,000
Audit-Related Fees (1)	271,000	—
Tax Fees—Preparation and Compliance (2)	—	21,962

Total Fees	$862,196	$294,962

(1)	During 2007, Audit-Related Fees performed by Deloitte & Touche LLP represent work performed in connection with the Company’s merger and acquisition activities.
(2)	During 2006, Tax Fees—Preparation and Compliance consisted of work performed in connection with preparation and filings related to the final withdrawal of certain subsidiaries from the United Kingdom. Consistent with its charter, the Audit Committee pre-approved all non-audit services of Deloitte & Touche LLP.

In the table above, in accordance with new definitions in rules of the SEC, “Audit Fees” are fees our Company paid Deloitte & Touche LLP for professional services for the audit of our Company’s consolidated financial statements and of management’s assessment and the operating effectiveness of internal control over financial reporting included in our 2007 Form 10-K and the review of financial statements included in our Form 10-Qs filed with the SEC during 2007, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, net of out of pocket expenses; “Audit –Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our Company’s financial statements, including acquisition target related audit work; and “Tax Fees” are fees for tax compliance, tax advice, tax planning, and tax consulting billed by Deloitte & Touche LLP.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are performed by our registered independent public accounting firm. This policy generally provides that we will not engage our registered independent public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures. See “Board and Board Committee Matters—Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor” elsewhere herein.

The Audit Committee considers whether the provisions of these services is compatible with maintaining the auditor’s independence, and has determined such services for 2007 and 2006 were compatible.

CERTAIN TRANSACTIONS

We leased our former corporate headquarters at 302 E. Millsap Rd. in Fayetteville, Arkansas (the “Premises”) from Brewer Investments II, LLC. The members of the limited liability company are Jerry T. Brewer and Kay Brewer, who are the parents of Clete T. Brewer, one of our Company’s directors. On June 28, 2007, the Company entered into a Lease Termination Agreement (the “Termination Agreement”) with the Landlord to terminate the Original Lease as of June 30, 2007, prior to its scheduled June 30, 2009 expiration date.

The Termination Agreement required the Company to make a lump sum payment of $503,000, which was paid on June 28, 2007 (the “Termination Payment”), representing the remaining lease payments due under the Original Lease and a partial payment of projected 2008 real estate taxes. The total lease payments to Brewer Investments II, LLC in 2007 for this lease (including regular lease payments and the Termination Payment noted above), from January 1, 2007 through December 31, 2007, were approximately $628,000.

We sublet the Premises in July 2002 to a third party for the period from July 15, 2002 until June 30, 2007. Our subtenant was responsible for all real estate taxes, insurance, utilities and maintenance on the Premises during the period of this sublease. Payment received by the Company under the sublease arrangement totaled $90,000 in 2007.

Synapse, one of our largest customers, as discussed in “Item 8—Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 13” in the Company’s Annual Report on Form 10-K, is considered a related party as its former President and Chief Executive Officer, Michael Loeb, is also a member of our Board of Directors. Mr. Loeb, who resigned as the President and Chief Executive Officer of Synapse during 2005, remains a member of Synapse’s board of directors as of December 31, 2007. Mr. Loeb joined the Company’s Board of Directors in April 2000. Synapse has been an Edgewater customer since 1996. Service revenue from Synapse amounted to $7.0 million in 2007. The Company typically provides services to Synapse related to infrastructure services, custom software development, and systems integration. Services are provided on both a fixed-fee and time and materials basis. Our contracts with Synapse, including all terms and conditions, have been negotiated on an arm’s length basis and on market terms similar to those we have with our other customers. Our existing one-year services contract with Synapse, which was entered into in January of 2007, automatically extended through June 30, 2008, as per the terms of the contract, on January 1, 2008. Based on the automatic six-month renewal and the amount of services being currently performed, it is anticipated that we will provide ongoing services to Synapse throughout 2008 and such services are expected to generate approximately

$3.5 million in revenue during 2008. The Company anticipates that it will enter into a new one-year services contract with Synapse during the second quarter of 2008. There is no guarantee that the Company will be able to successfully negotiate a new contract with Synapse at the end of the current contract period.

Loeb Enterprises. Loeb Enterprises, as discussed in “Item 8—Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 13” in the Company’s Annual Report on Form 10-K, is considered a related party as its founder and President is Michael Loeb, a member of our Board of Directors. Loeb Enterprises has been an Edgewater customer since 2006. Service revenue from Loeb Enterprises amounted to $147 thousand in 2007. The Company provides Loeb Enterprises with hosting and support services. These services are provided on both a fixed-fee and time and materials basis. Our contracts with Loeb Enterprises, including all terms and conditions, have been negotiated on an arm’s length basis and on market terms similar to those we have with our other customers.

We have entered into indemnity agreements with directors and the Named Executive Officers which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Company, and otherwise to the full extent permitted under Delaware law and our Company’s amended and restated bylaws

OTHER MATTERS

The Board is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of stockholders should arise, then the proxies (or their substitutes) will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Annual Report

Our 2007 Annual Report to Stockholders accompanies this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2007 was filed with the SEC on March 17, 2008. A copy of our 2007 Form 10-K, including any financial statements and schedules and a list describing any exhibits not included in the 2007 Form 10-K may be obtained, without charge, by any stockholder. Written requests for copies of the 2007 Form 10-K should be directed to Kevin R. Rhodes, Chief Financial Officer and Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.

Information Not Incorporated

The SEC’s rules allow the information in this Proxy Statement to be incorporated by reference to and form a part of our 2007 Form 10-K. The information incorporated by reference is deemed to be part of our 2007 Form 10-K, with two exceptions. The SEC’s rules do not require the Compensation Committee Report and the Audit Committee Report to be incorporated in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The Compensation Committee Report and the Audit Committee Report shall not be deemed to be filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate these reports by reference in some other filed document.

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE

OR VOTE THROUGH THE INTERNET AS SOON AS POSSIBLE

ANNEX A

EDGEWATER TECHNOLOGY, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

EDGEWATER TECHNOLOGY, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I. INTRODUCTION

Sec. 1.01 Statement of Purpose. The purpose of the Edgewater Technology, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its subsidiaries, who wish to become stockholders, an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company.

Sec. 1.02 Internal Revenue Code Considerations. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code of 1986, as amended. The Plan shall be submitted to the Company’s stockholders for approval within 12 months after the Plan is adopted by the Board of Directors.

Sec. 1.03 ERISA Considerations. The Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II. DEFINITIONS

Sec. 2.01 “Board of Directors” means the board of directors of the Company or a committee of the board of directors authorized to act on its behalf.

Sec. 2.02 “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

Sec. 2.03 “Committee” means the committee appointed by the Board of Directors to administer the Plan, as provided in Section 6.03 hereof.

Sec. 2.04 “Company” means Edgewater Technology, Inc., a Delaware corporation.

Sec. 2.05 “Effective Date” means October 1, 2008.

Sec. 2.06 “Election Date” means each January 1 and July 1 or such other dates as the Committee shall specify.

Sec. 2.07 “Eligible Employee” means each person employed as an employee of an Employer who is not deemed for purposes of section 423(b)(3) of the Code to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

Sec. 2.08 “Employer” means the Company and each Subsidiary.

Sec. 2.09 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and as the same may hereafter be amended.

Sec. 2.10 “Market Value” means the last price for the Stock as reported on the Nasdaq Stock Market for the date of reference. If there was no such price reported for the date of reference, “Market Value” means the “Market Value” as of the date next preceding the date of reference for which such price was reported.

Sec. 2.11 “Participant” means each Eligible Employee who elects to participate in the Plan.

Sec. 2.12 “Plan” means the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

Sec. 2.13 “Purchase Agreement” means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Stock on the terms and conditions offered by the Company. The Purchase Agreement also is intended to evidence the Company’s offer of an option to the Eligible Employee to purchase Stock on the terms and conditions set forth therein and herein.

Sec. 2.14 “Purchase Date” means January 1, 2009 and the last day of each Purchase Period ending thereafter.

Sec. 2.15 “Purchase Period” means, beginning October 1, 2008, each calendar quarter or other period specified by the Board of Directors during which the Participant’s stock purchase is funded through payroll deduction accumulations.

Sec. 2.16 “Stock” means the common stock of the Company.

Sec. 2.17 “Subsidiary” means any present or future corporation (i) which constitutes a “subsidiary corporation” of the Company as that term is defined in section 424 of the Code, and (ii) is designated as a participating entity in the Plan by the Committee. Unless the Committee specifically designates otherwise, a Canadian or other foreign subsidiary shall not be considered a Subsidiary for purposes of the Plan, and employees of such a subsidiary shall not be Eligible Employees.

ARTICLE III. ADMISSION TO PARTICIPATION

Sec. 3.01 Initial Participation. Any Eligible Employee may elect to be participate in the Plan and may become a Participant by executing and filing with the Committee a Purchase Agreement at such time in advance of the effective date of the election as the Committee shall prescribe. An Eligible Employee’s initial election to participate in the Plan may be made at any time after he or she first becomes eligible to participate in the Plan and shall be effective as soon as practicable after the Eligible Employee submits the necessary documentation to the Committee. After an Eligible Employee has first become a Participant in the Plan, subsequent elections to participate in the Plan shall be made pursuant to Section 3.03. A Participant’s Purchase Agreement shall remain in effect until modified or canceled in accordance with the further terms of this Plan, as hereinafter set forth.

Sec. 3.02 Discontinuance of Participation. A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Stock shall be made for such Participant hereunder.

Sec. 3.03 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Purchase Agreement. Reinstatement to Participant status shall be effective as of any Election Date, provided the Participant files such new Purchase Agreement with the Committee at such time in advance of such Election Date as the Committee shall prescribe.

ARTICLE IV. STOCK PURCHASE AND RESALE

Sec. 4.01 Reservation of Shares. There shall be 500,000 shares of Stock reserved for issuance under the Plan, plus any shares of Stock that were authorized for issuance under the Company’s prior Employee Stock Purchase Plan (which terminates after the end of the purchase period ending September 30, 2008) and were not issued under that Plan, subject to adjustment in accordance with the antidilution provisions hereinafter set forth. Except as provided in Section 5.02 hereof, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved for the Plan.

Sec. 4.02 Limitation on Shares Available.

(a) Subject to the limitations of Section 4.04, the maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of the Participant’s withheld funds to the purchase of shares of Stock at the Purchase Price, or (b) the Participant’s proportionate part of the maximum number of shares of Stock available under the Plan, as stated in Section 5.01.

(b) Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering under the Plan would be deemed for purposes of section 423(b)(3) of the Code to own stock (including any number of shares of Stock that such person would be entitled to purchase under the Plan) possessing five percent or more of the total combined voting power or value of all classes of stock of Company, the maximum number of shares of Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock that such person is deemed to own (excluding any number of shares of Stock that such person would be entitled to purchase under the Plan), is one less than such five percent. Any amounts withheld from a Participant’s compensation that cannot be applied to the purchase of Stock by reason of the foregoing limitation shall be returned to the Participant as soon as practicable.

Sec. 4.03 Purchase Price of Shares. The Purchase Price per share of the Stock sold to Participants pursuant to any offering hereunder shall be the lower of (i) 85% of the Market Value per share on the first day of the Purchase Period or (ii) 85% of the Market Value per share on the Purchase Date. Notwithstanding the foregoing, the Board of Directors may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value on either of such dates or the lower of such dates, so long as such percentage shall not be lower than 85% of such Market Value.

Sec. 4.04 Exercise of Purchase Privilege.

(a) Each Participant shall be granted an option to purchase shares of Stock as of the first day of each Purchase Period at the Purchase Price specified in Section 4.03. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of Section 4.02 above and Sections 4.04(b), 4.04(d) and 4.5 below, on each Purchase Date, the Participant shall be automatically deemed to have exercised his or her option to purchase shares of Stock on the Purchase Date, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

(b) The maximum number of shares which a Participant may purchase during a Purchase Period is 4,000 shares, adjusted as described in Section 5.02 and subject to Section 4.04(d) below, or such other number as the Committee establishes before the beginning of the Purchase Period.

(c) There shall be purchased for the Participant on such Purchase Date at the Purchase Price for such Purchase Period the largest number of whole and fractional shares of Stock as can be purchased with the amounts withheld from the Participant’s compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

(d) Notwithstanding the foregoing, a Participant may not purchase shares of Stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more such offerings are outstanding at any time, and a Participant may not purchase a share of Stock under any offering after the expiration of the Purchase Period for such offering.

Sec. 4.05 Payroll Deductions. Each Participant shall authorize payroll deductions from his or her compensation for the purpose of funding the purchase of Stock pursuant to his or her Purchase Agreement. In the Purchase Agreement, each Participant shall authorize an after-tax payroll deduction from each payment of his compensation during a Purchase Period, of an amount not less than $10 per paycheck ($20 for any Participant on a monthly payroll period) and not more than 10% of such Participant’s compensation. A Participant may change the deduction to any permissible level effective as of any Election Date. Such change shall be made by the Participant’s filing with the Committee a notice in such form and at such time in advance of the date on which such change is to be effective as the Committee shall prescribe.

Sec. 4.06 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant’s authorized payroll deductions. All funds received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose.

Sec. 4.07 Share Ownership; Issuance of Certificates.

(a) The shares of Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares of Stock. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.

(b) The Committee, in its sole discretion, may determine that the shares of Stock shall be delivered by the Company by (i) issuing and delivering to the Participant a certificate for the number of shares of Stock purchased by such Participant on a Purchase Date or during a calendar year or other period determined by the Committee, (ii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during a calendar year or other period determined by the Committee to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in separate brokerage accounts of each Participant, or (iii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during the calendar year or other period determined by the Committee to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in “street name”, but with separate accounts maintained by such entity for each Participant reflecting such Participant’s whole share interests in the Stock. Each certificate or account, as the case may be, may be in the name of the Participant or, if he or she designates on the Participant’s Purchase Agreement, in the Participant’s name jointly with the Participant’s spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account in the Participant’s name as tenant in common with the Participant’s spouse, without right of survivorship. Such designation may be changed by filing notice thereof.

(c) In addition to any restrictions or limitations on the resale of Stock purchased under the Plan set forth in Section 4.08 hereof or otherwise hereunder, the Committee, in its sole discretion, may impose such restrictions or limitations, as it shall determine, on the resale of Stock, the issuance of individual stock certificates or withdrawal from any stockholder accounts established for a Participant pursuant to the terms hereof.

(d) Any dividends payable with respect to whole or fractional shares of Stock credited to a stockholder account of a Participant established pursuant to Section 4.07(b) hereof will be reinvested in shares of Stock and credited to such Participant’s account. Such reinvestment shall be made based on the Market Value of the Stock at the date of the reinvestment, with no discount from Market Value.

Sec. 4.08 Withdrawal of Shares or Resale of Stock.

(a) The Participant may request a withdrawal of those shares or order the sale of those shares at any time by making a request in such form and at such time as the Committee shall prescribe.

(b) In the event a Participant terminates his or her employment with all Employers or otherwise ceases to be an Eligible Employee, he or she shall receive a distribution of his or her shares of Stock held in any stockholder account established pursuant to Section 4.07(b) or he or she may elect to have such shares of Stock sold in accordance with such procedures as the Committee shall prescribe.

(c) If a Participant is to receive a withdrawal or distribution of shares of Stock, the withdrawal or distribution shall be paid in whole shares of Stock, with fractional shares paid in cash.

ARTICLE V. SPECIAL ADJUSTMENTS

Sec. 5.01 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares of Stock then available for purchase under the Plan, the following events shall occur:

(a) The number of shares of Stock that would otherwise be purchased by each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess; and

(b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted.

Sec. 5.02 Anti-Dilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Committee acting with the consent of, and subject to the approval of, the Board of Directors.

Sec. 5.03 Effect of Certain Transactions. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance of any amounts withheld from the Participant’s compensation, which had not by such time been applied to the purchase of stock shall be returned to the Participant.

ARTICLE VI. MISCELLANEOUS

Sec. 6.01 Non-Alienation. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual amounts as may remain to the Participant’s credit from amounts withheld from the Participant’s compensation as of the Purchase Date occurring at the close of the period in which the Participant’s death occurs, including shares of Stock purchased as of that date or prior thereto with moneys withheld from the Participant’s compensation.

Sec. 6.02 Administrative Costs. The Company shall pay all administrative expenses associated with the operation of the Plan.

Sec. 6.03 The Committee. The Board of Directors shall appoint a Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Committee’s interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

Sec. 6.04 Withholding of Taxes. All acquisitions of Stock under the Plan shall be subject to applicable federal, state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of Stock or the sale of Stock acquired under the Plan, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes dues with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

Sec. 6.05 Amendment of the Plan. The Board of Directors (or its delegate) may amend or terminate the Plan at any time; provided, however, that the Board of Directors (or its delegate) shall not amend the Plan without stockholder approval if such approval is required by section 423 of the Code.

Sec. 6.06 Expiration and Termination of the Plan. The Plan shall continue in effect for 10 years from the Effective Date, unless terminated prior thereto pursuant to the provisions of the Plan or pursuant to action by the Board of Directors, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s compensation which had not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.

Sec. 6.07 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

Sec. 6.08 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee. Delivery of such forms may he made by hand or by certified mail, sent postage prepaid, to Edgewater Technology, 20 Harvard Mill Square, Wakefield, MA 01880-3260, Attention: Employee Stock Purchase Plan Administrator. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

Sec. 6.09 Government Regulation. The Company’s obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

Sec. 6.10 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

Sec. 6.11 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware to the extent such laws are not in conflict with, or superseded by, federal law.

ANNEX B

EDGEWATER TECHNOLOGY, INC.

2008 OMNIBUS INCENTIVE PLAN

B-i

B-ii

ANNEX B

EDGEWATER TECHNOLOGY, INC.

2008 OMNIBUS INCENTIVE PLAN

Edgewater Technology, Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its 2008 Omnibus Incentive Plan (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units (or RSUs), unrestricted stock, dividend equivalent rights, and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an Affiliate of the Company shall in all cases be non-qualified stock options.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Administrator” means the Board or, where pursuant to Section 3.2 the Board has delegated its authority to the Committee or one or more directors of the Company, the Committee or such directors.

2.2 “Affiliate” means, with respect to any person or entity (such as the Company), any company or other trade or business that controls, is controlled by or is under common control with such person or entity (such as the Company) within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any subsidiary of such entity (such as a Subsidiary). For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate if it results in noncompliance with Code Section 409A.

2.3 “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 14) over a performance period of up to one year (the Company’s fiscal year, unless otherwise specified by the Committee).

2.4 “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Restricted Stock Unit, Dividend Equivalent Right, Performance Share, Performance Unit or cash award under the Plan.

2.5 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.6 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Cause” means, as determined by the Administrator and unless otherwise provided in an applicable agreement with the Company or an Affiliate of the Company, that a termination of Service shall have taken place as a result of (i) any act of personal dishonesty by a Grantee in connection with his or her responsibilities as a

Service Provider and intended to result in substantial personal enrichment to the Grantee, (ii) the Grantee’s willful act constituting Gross Misconduct and which is injurious to the Company, or (iii) a Grantee’s conviction or plea of a felony which the Administrator reasonably believes had or will have a material detrimental effect on the Company’s reputation or business.

2.9 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.10 “Committee” means a committee of, and designated from time to time by resolution of, the Board (including the Compensation Committee of the Board of Directors), which shall be constituted as provided in Section 3.2.

2.11 “Company” means Edgewater Technology, Inc.

2.12 “Corporate Transaction” means the occurrence of any of the following: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its Affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) a merger or consolidation of the Company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the Company is completely liquidated or all or substantially all of the Company’s assets are sold.

2.13 “Covered Employee” means a Grantee who is a covered employee within the meaning of Section 162(m)(3) of the Code.

2.14 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.15 “Dividend Equivalent Right” means a right, granted to a Grantee under Section 13 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

2.16 “Effective Date” means June 12, 2008, the date the Plan was approved by the stockholders.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.18 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Administrator shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Administrator by the reasonable application of a reasonable valuation method in a manner consistent with Code Section 409A.

2.19 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.20 “Grant Date” means, as determined by the Administrator, the latest to occur of (i) the date as of which the Administrator approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Administrator.

2.21 “Grantee” means a person who receives or holds an Award under the Plan.

2.22 “Gross Misconduct” means (i) theft or damage of Company property, (ii) use, possession, sale or distribution of illegal drugs, (iii) being under the influence of alcohol or drugs (except to the extent medically prescribed) while on duty or on Company premises, (iv) involvement in activities representing conflicts of interest; (v) improper disclosure of confidential information; (vi) conduct endangering, or likely to endanger, the health or safety of another Service Provider, or (vii) falsifying or misrepresenting information on Company records.

2.23 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.24 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.25 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.26 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.27 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.28 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.29 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to five (5) years.

2.30 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.31 “Performance Measures” means measures as described in Section 14 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.32 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.33 “Performance Share” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34 “Performance Unit” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved. Unless otherwise stated as payable in shares of Stock, each Performance Unit is valued at one dollar.

2.35 “Plan” means this Edgewater Technology, Inc. 2008 Omnibus Incentive Plan.

2.36 “Prior Plans” means the Edgewater Technology, Inc. Amended and Restated 2000 Plan and the 2003 Incentive Plan.

2.37 “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.

2.38 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.39 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.40 “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 hereof.

2.41 “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 9 hereof.

2.42 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.43 “Service” means service as a Service Provider to the Company or an Affiliate of the Company. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate of the Company. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Administrator, which determination shall be final, binding and conclusive.

2.44 “Service Provider” means an employee, officer or director of the Company or an Affiliate of the Company, or a consultant or adviser (who is a natural person) currently providing services to the Company or an Affiliate of the Company.

2.45 “Stock” means the common stock, par value $.01 per share, of the Company.

2.46 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.47 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.48 “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or any Affiliate of the Company or with which the Company or any Affiliate of the Company combines.

2.49 “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.50 “Unrestricted Stock” means an Award pursuant to Section 11 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1.	Board.

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2.	Committee.

The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the certificate of incorporation and by-laws of the Company and applicable law.

(i) Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as “outside directors” within the meaning of Section 162(m) of the Code and who (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and who (c) comply with the independence requirements of the stock exchange on which the Common Stock is listed.

(ii) The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, but one of whom must be the Chief Executive Officer (or functional equivalent), who may administer the Plan with respect to employees or other Service Providers who are not officers or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by an Administrator if the power and authority to do so has been delegated to such Administrator by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Administrator shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

3.3.	Terms of Awards.

Subject to the other terms and conditions of the Plan or any restrictive delegation of authority by the Board or any Committee, the Administrator shall have full and final authority to:

(i) designate Grantees,

(ii) determine the type or types of Awards to be made to a Grantee,

(iii) determine the number of shares of Stock to be subject to an Award,

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a change of control, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v) prescribe the form of each Award Agreement evidencing an Award, and

(vi) amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award.

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate of the Company thereof or any confidentiality obligation with respect to the Company or any Affiliate of the Company thereof or otherwise in competition with the Company or any Affiliate of the Company thereof, to the extent specified in such Award Agreement applicable to the Grantee. In addition, the Company may annul an Award if the Grantee is an employee of the Company or an Affiliate of the Company thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Grantee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, the Administrator has the authority to require, and may require the Grantee, who shall be obligated if so required, to reimburse the Company for the amount of any payment in settlement of an Award earned or accrued during the twelve-(12)month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

3.4.	No Repricing.

Notwithstanding anything in this Plan to the contrary, no amendment or modification may be made to an outstanding Option or SAR, including, without limitation, by replacement of Options or SARs with cash or other award type, that would be treated as a repricing under the rules of the stock exchange on which the Stock is listed, in each case, without the approval of the stockholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 5.3 or Section 17 and may be made to make changes to achieve compliance with applicable law, including Internal Revenue Code Section 409A.

3.5.	Deferral Arrangement.

The Administrator may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.6.	No Liability.

No Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7.	Share Issuance/Book-Entry.

Notwithstanding any provision of this Plan to the contrary, the issuance of the Stock under the Plan may be evidenced in such a manner as the Administrator, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Stock certificates.

4.	STOCK SUBJECT TO THE PLAN

4.1.	Number of Shares Available for Awards.

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be equal to one million five hundred thousand (1,500,000), all of which may be granted as Incentive Stock Options, increased by shares of Stock covered by awards granted under a Prior Plan that are available for grant as of the Effective Date or become available after the Effective Date for grant pursuant to Section 4.3. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

4.2.	Adjustments in Authorized Shares.

The Administrator shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of shares of Stock reserved pursuant to Section 4 shall be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to Awards before and after the substitution.

4.3.	Share Usage.

Shares covered by an Award shall be counted as used as of the Grant Date. Any shares of Stock that are subject to Awards of Options shall be counted against the limit set forth in Section 4.1 as one (1) share for every one (1) share subject to an Award of Options. With respect to SARs, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise. Any shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against the limit set forth in Section 4.1 as 1.63 shares for every one (1) share granted. If any shares covered by an Award granted under the Plan or a Prior Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1, provided that any shares covered by an Award granted under a Prior Plan will again be available for making Awards under the Plan in the same amount as such shares were counted against the limits set forth in the applicable Prior Plan. The number of shares of Stock available for issuance under the Plan shall not be increased by (i) any shares of Stock tendered or withheld or Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as described in Section 12.2, or (ii) any shares of Stock deducted or delivered from an Award payment in connection with the Company’s tax withholding obligations as described in Section 18.3.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Effective Date.

The Plan shall be effective as of the Effective Date. Following the Effective Date no awards will be made under the Prior Plans.

5.2.	Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3.	Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers and Other Persons.

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company or of any Affiliate of the Company, including any Service Provider who is an officer or director of the Company, or of any Affiliate of the Company, as the Administrator shall determine and designate from time to time and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Administrator.

6.2.	Successive Awards and Substitute Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of a SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the original date of grant; provided, that, the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.

6.3.	Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof is one hundred thousand (100,000) per twelve-month period; provided, however, the maximum number of shares of Stock subject to Options or

SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company is two hundred thousand (200,000);

(ii) the maximum number of shares that can be awarded under the Plan, other than pursuant to an Option or SARs, to any person eligible for an Award under Section 6 hereof is fifty thousand (50,000) per twelve-month period; provided, however, the maximum number of shares of Stock subject to Awards other than Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company is one hundred thousand (100,000); and

(iii) the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any 12 month period by any person eligible for an Award shall be one million dollars ($1,000,000) and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any person eligible for an Award shall be two million dollars ($2,000,000).

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Administrator shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price.

The Option Price of each Option shall be fixed by the Administrator and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.	Vesting.

Subject to Sections 8.3 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Administrator and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3.	Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Administrator and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date. If on the day preceding the date on which a Grantee’s Options would otherwise terminate, the Fair Market Value of shares of Stock underlying a Grantee’s

Options is greater than the Option Price of such Options, the Company shall, prior to the termination of such Options and without any action being taken on the part of the Grantee, consider such Options to have been exercised by the Grantee. The Company shall deduct from the shares of Stock deliverable to the Grantee upon such exercise the number of shares of Stock necessary to satisfy payment of the Option Price and all withholding obligations.

8.4.	Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5.	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.6.	Method of Exercise.

Subject to the terms of Article 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company of notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.

8.7.	Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him or her. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8.	Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates or, as provided in Section 3.7, a book entry registration evidencing his or her ownership of the shares of Stock subject to the Option.

8.9.	Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee). Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11.	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

8.12.	Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Administrator. The Award Agreement for a SAR shall specify the grant price of the SAR, which shall be at least the Fair Market Value of a share of Stock on the date of grant. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one share of Stock on the SAR Grant Date.

9.2.	Other Terms.

The Administrator shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3.	Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten years from the date such SAR is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Administrator and stated in the Award Agreement relating to such SAR.

9.4.	Transferability of SARS.

Except as provided in Section 9.5, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise a SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee). Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1.	Grant of Restricted Stock or Restricted Stock Units.

Awards of Restricted Stock or Restricted Stock Units may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).

10.2.	Restrictions.

At the time a grant of Restricted Stock or Restricted Stock Units is made, the Administrator may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period. The Administrator may, in its sole discretion, at the time a grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units as described in Article 14. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Administrator with respect to such Restricted Stock or Restricted Stock Units.

10.3.	Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Administrator may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement. In the alternative, as provided in Section 3.7, the Company may make a book entry registration evidencing a Grantee’s ownership of shares of Restricted Stock.

10.4.	Rights of Holders of Restricted Stock.

Unless the Administrator otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Administrator may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

10.5.	Rights of Holders of Restricted Stock Units.

10.5.1.	Voting and Dividend Rights.

Holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Administrator may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

10.5.2.	Creditor’s Rights.

A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6.	Termination of Service.

Unless the Administrator otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Restricted Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Restricted Stock Units.

10.7.	Purchase of Restricted Stock.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock. The Purchase Price shall be payable in a form described in Section 12 or, in the discretion of the Administrator, in consideration for past or future Services rendered to the Company or an Affiliate of the Company.

10.8.	Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Administrator, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit once the share of Stock represented by the Restricted Stock Unit has been delivered.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Administrator may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Administrator) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1.	General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2.	Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3.	Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Administrator) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3.

12.4.	Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, without limitation, Service.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1.	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Administrator. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

13.2.	Termination of Service.

Except as may otherwise be provided by the Administrator either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE SHARES, PERFORMANCE UNITS, PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS

14.1.	Grant of Performance Units/Performance Shares.

Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

14.2.	Value of Performance Units/Performance Shares.

Each Performance Unit shall have an initial value that is established by the Administrator at the time of grant. The Administrator shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

14.3.	Earning of Performance Units/Performance Shares.

Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

14.4.	Form and Timing of Payment of Performance Units/Performance Shares.

Payment of earned Performance Units/Performance Shares shall be as determined by the Administrator and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Administrator, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

14.5.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Administrator. The Administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m), shall be exercised by the Committee.

14.6.	Performance Awards or Annual Incentive Awards Granted to Designated Covered Employees.

If and to the extent that the Administrator determines that an Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1.	Performance Goals Generally.

The performance goals for such Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2.	Timing For Establishing Performance Goals.

Performance goals shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such Awards and (ii) the day on which 25% of any performance period applicable to such Awards has expired, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

14.6.3.	Settlement of Awards; Other Terms.

Settlement of such Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Awards.

14.6.4.	Performance Measures.

The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	net earnings;

(b)	operating earnings;

(c)	pretax earnings;

(d)	earnings (or loss) per share;

(e)	share price, including growth measures and total stockholder return and appreciation in and/or maintenance of the price of the shares of Stock or any publicly traded securities of the Company;

(f)	earnings (or losses), including earnings or losses before taxes, earnings (or losses) before interest and taxes, earnings (or losses) before interest, taxes and depreciation, earnings (or losses) before interest, taxes, depreciation and amortization, or earnings (or losses) before interest, taxes, depreciation, amortization and stock-based compensation, and other similar adjustments to earnings (or losses);

(g)	sales or revenue, or sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(h)	net income (or loss) before or after taxes and before or after allocation of corporate overhead and bonus;

(i)	operating income (or loss) before or after taxes;

(j)	gross, cash or operating margins;

(k)	gross profits;

(l)	return measures, including return on assets or net assets, capital (including total capital or invested capital), investment, equity, sales or net sales, or revenue;

(m)	cash flow, including operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, and cash flow per share (before or after dividends);

(n)	economic value added models or equivalent metrics;

(o)	productivity ratios;

(p)	expense targets;

(q)	market share;

(r)	financial ratio targets or financial ratios as provided in credit agreements of the Company and its subsidiaries;

(s)	working capital targets;

(t)	year-end cash;

(u)	reductions in cost;

(v)	improvement in or attainment of expense levels or working capital levels;

(w)	shareholder equity;

(x)	implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, recruiting and maintaining personnel, and strategic and operational initiatives;

(y)	completion of acquisitions of business or companies;

(z)	completion of divestitures and asset sales; and

(aa)	any combination of any of the foregoing business criteria.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate of the Company as a whole or any business unit of the Company, Subsidiary, and/or Affiliate of the Company or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure

(f) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5.	Evaluation of Performance.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6.	Adjustment of Performance-Based Compensation.

Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Administrator shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.

14.6.7.	Administrator Discretion.

In the event that applicable tax and/or securities laws change to permit Administrator discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Administrator shall have sole discretion to make such changes without obtaining shareholder approval provided the exercise of such discretion does not violate Code Section 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7.	Status of Section Awards Under Code Section 162(m).

It is the intent of the Company that Awards under Section 14.6 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate of the Company, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment; provided, however, that in order to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to an Award reduces the Parachute Payment to the greatest extent.

16.	REQUIREMENTS OF LAW

16.1.	General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Administrator has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Administrator shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option (or SAR that may be settled in shares of Stock) shall not be exercisable until the shares of Stock covered by such Option (or SAR) are registered or are exempt from registration, the exercise of such Option (or SAR) under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2.	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Administrator does not comply with applicable requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Administrator, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Administrator may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1.	Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan, including, without limitation, the limits set forth in Section 6.3, shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

17.2.	Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Corporate Transaction.

Subject to Section 17.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Restricted Stock Units shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Restricted Stock Units would have been entitled to receive immediately following such transaction.

17.3.	Corporate Transaction in which Awards are not Assumed.

Upon the occurrence of a Corporate Transaction in which outstanding Options, SARs, Restricted Stock Units and Restricted Stock are not being assumed or continued:

(i) all outstanding shares of Restricted Stock shall be deemed to have vested, and all Restricted Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Administrator may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Restricted Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Administrator acting in good faith), in the case of Restricted Stock or Restricted Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Administrator shall send notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

17.4.	Corporation Transaction in which Awards are Assumed.

The Plan, Options, SARs, Restricted Stock Units and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided in the event of any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs, Restricted Stock Units and Restricted Stock theretofore granted, or for the substitution for such Options, SARs, Restricted Stock Units and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices.

17.5.	Adjustments.

Adjustments under this Section 17 related to shares of Stock or securities of the Company shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Administrator shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs, Restricted Stock Units and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Administrator may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 does not limit the Company’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of change of control events that are not Corporate Transactions.

17.6.	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.	GENERAL PROVISIONS

18.1.	Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate of the Company, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate of the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2.	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Administrator to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Administrator in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

18.3.	Withholding Taxes.

The Company or an Affiliate of the Company, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or such Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or such Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

18.4.	Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5.	Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Administrator, in its sole discretion.

18.6.	Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7.	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8.	Governing Law.

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9.	Code Section 409A.

The Administrator intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Administrator determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Administrator.

*    *    *

To record adoption of the Plan by the Board and Compensation Committee as of April 2008, and approval of the Plan by the stockholders on June 11, 2008, the Company has caused its authorized officer to execute the Plan.

EDGEWATER TECHNOLOGY, INC.

By:
Title:

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004

000000000.000000 ext                000000000.000000 ext

000000000.000000 ext                000000000.000000 ext

000000000.000000 ext                000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Standard Time, on June 11, 2008.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/edgw
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

À IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. À

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 5.

1. Election of Directors:	01 - Clete T. Brewer	02 - Paul E. Flynn	03 - Paul Guzzi	+
	04 - Nancy L. Leaming	05 - Michael R. Loeb	06 - Shirley Singleton
	07 - Barry B. White	08 - Wayne Wilson

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	0 2 ☐	03 ☐	04 ☐	05 ☐	06 ☐	07 ☐	08 ☐

	For	Against	Abstain		For	Against	Abstain

2. Approval of the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan.	☐	☐	☐	3. Approval of the Edgewater Technology, Inc. 2008 Omnibus Incentive Plan.	☐	☐	☐

4. Approval of the Edgewater Technology, Inc. 2008 Interim Incentive Plan.	☐	☐	☐	5. To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors for the Company.	☐	☐	☐

6. In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

 ▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Edgewater Technology, Inc.

20 Harvard Mill Square

Wakefield, Massachusetts 01880

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 11, 2008

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of Edgewater Technology, Inc., a Delaware corporation (the “Company”), do hereby nominate, constitute, and appoint Shirley Singleton, Kevin Rhodes and David Clancey, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share of the Company, standing in my name on its books on April 23, 2008 at the Annual Meeting of its Stockholders to be held on June 11, 2008 at the Hilton Boston Logan Airport, One Hotel Drive, Boston, Massachusetts 02128 at 10:00 a.m., eastern standard time, and at any and all adjournments thereof.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” THE PROPOSAL TO APPROVE THE EDGEWATER TECHNOLOGY, INC. 2008 EMPLOYEE STOCK PURCHASE PLAN, “FOR” THE PROPOSAL TO APPROVE THE EDGEWATER TECHNOLOGY, INC. 2008 OMNIBUS INCENTIVE PLAN, “FOR” THE PROPOSAL TO APPROVE THE EDGEWATER TECHNOLOGY, INC. 2008 INTERIM INCENTIVE PLAN AND “FOR” THE PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE.